Exhibit 10.6

LEASE

This Deed of Lease dated as of October 9, 2003 is entered into by and between JAMESVIEW INVESTMENTS LLC, a Virginia limited liability company (“Landlord”), and BANK OF THE JAMES, a Virginia banking corporation (“Tenant”).

Landlord desires to lease to Tenant and Tenant desires to lease from Landlord space in Landlord’s first-class office building located on the corner of Ninth and Main Streets in the Central Business District of downtown Lynchburg having a street address of 828 Main Street, Lynchburg, Virginia 24504 and presently known and referred to as the Wachovia Building (the “Building”). Landlord owns the Building together with all related site land, improvements, parking facilities, common areas, driveways, sidewalks and landscaping serving the Building (collectively, the “Property”), which Property is currently designated by the City of Lynchburg as Tax Map Parcel No. 57611220 and is more particularly described as:

All that certain lot or parcel of land, together with the building and improvements thereon, situated in the City of Lynchburg, State of Virginia, and more particularly described according to a plat entitled “Plat of Survey Showing: Property of Ninth and Main, Inc., Lynchburg, Virginia,” dated April 6, 1973, by Adrian Overstreet, S.C.S., recorded in the Clerk’s Office of the Circuit Court of the City of Lynchburg, Virginia in Deed Book 479, page 135 (the “Plat”), described as follows:

Beginning at the intersection of the northeast line of Main Street with the northwest line of Ninth Street and running thence with the said line of Main Street N. 31 deg. 00’ W. 143.33 feet to a corner nail; thence N. 59 deg. 28’ E. 165.00 feet to a corner iron; thence S. 31 deg. 00’ E. 143.33 feet to a corner nail in the northwest line of Ninth Street; and thence with the said line of Ninth Street S. 59 deg. 28’ W. 165.00 feet to the point of beginning, together with an easement and right-of-way in common with others having a like right, for use as a service entry or passageway 15 feet in width, and running from Commerce Street over adjacent property now or formerly owned by The Fidelity National Bank, Lynchburg, Virginia, the location of which easement and right-of-way is shown upon the plat and which easement and right-of-way may from time to time be relocated as determined by said Bank, or its successors in title, such relocations to be at the cost and expense of the said Bank or its successors in title.

Being the same property conveyed to Landlord by deed dated January 2, 2003, from Western Associates III, a Pennsylvania Limited Partnership, recorded in the Clerk’s Office of the Circuit Court of the City of Lynchburg, Virginia on January 21, 2003, as Instrument No. 030000725.

Therefore, in consideration of the mutual covenants contained herein and other valuable consideration received, and with the intent to be legally bound, Landlord and Tenant agree as follows:

1)	Premises; Personal Property.

a)	The Premises. Subject to the terms and conditions of this Lease, Landlord hereby demises and lets unto Tenant and Tenant hereby leases and takes from Landlord the following described premises (the “Premises”) constituting a part of the Building located on the Property, together with all other rights, privileges, easements and appurtenances belonging thereto or granted herein:

•	The entire rentable space on the 3rd Floor of the Building, being the lobby level fronting on Main Street, containing approximately 11,622 square feet of floor area (after deduction of the “Colonial Florist” space described below), more particularly shown and described on the floor plan of the 3rd Floor initialed and/or signed by the parties hereto, which plan is marked as Exhibit 1(a)(3rd Floor) and hereby attached or by reference thereto incorporated in this Lease as though physically attached hereto, including the ATM area facing Main Street; plus the exterior patio shown on the Plat which runs adjacent to the sides of the Building facing Commerce Street and Ninth Street; LESS AND EXCEPT, the 450 square feet of rentable space on the 3rd Floor identified as the “Colonial Florist” space on the said floor plan. Tenant shall have and hold this portion of the Premises from the Commencement Date (as defined in paragraph 2 below) throughout the Term (as defined in paragraph 2 below).

•	Any portion of the rentable space on the 2nd Floor of the Building from time to time designated by Tenant, in its sole discretion, containing no more than 5,032 square feet of floor area at any given time (the “Re-locatable Space”). The 2nd Floor is more particularly shown and described on the floor plan of the 2nd Floor initialed and/or signed by the parties hereto, marked as Exhibit 1(a)(2nd Floor) and hereby attached or by reference thereto incorporated in this Lease as though physically attached hereto. The perimeter of the 5,032 square feet of floor area initially designated by Tenant as the Re-locatable Space is marked by crosshatching on said Exhibit 1(a)(2nd Floor). Changes in the designation of such Re-locatable Space shall be effective upon delivery of written notice to Landlord. Tenant shall have and hold the Re-locatable Space from the Commencement Date throughout the Term.

•	The entire remainder of the rentable space on the 2nd Floor of the Building, containing approximately 12,969 square feet of floor area. Tenant shall have and hold this portion of the Premises from the commencement of the 7th Lease Year (as defined in paragraph 2 below) throughout the Term.

The square footages for entire Floors (11,622 and 18,001 for the 3rd and 2nd Floors, respectively) referenced in the above description of the Premises are approximate only, and if the actual square footages for rentable space on the 3rd and/or 2nd Floors is greater or less than stated, Tenant shall have and hold the entire actual square footage of rentable space on the 3rd Floor from the Commencement Date throughout the Term, except the “Colonial Florist” space, and the entire actual square footage of rentable space on the 2nd Floor from the commencement of the 7th Lease Year throughout the Term, without any change to the Rent reserved under this Lease. The term “rentable space” as used with respect to the 3rd Floor means all interior space shown on Exhibit 1(a)(3rd Floor), except the Main Street entrance lobby, elevator lobby, and space for the elevators and utility chases, and with respect to the 2nd Floor means all interior space shown on Exhibit 1(a)(2nd Floor), except the elevator lobby, space for the elevators and utility chases, and mechanical room. All areas of interior space shown on the attached exhibits which are excluded from the Premises pursuant to the preceding sentence are part of the Common Areas as such term is defined in paragraph 18 below.

b)	Tenant’s Option to Expand and Landlord’s Covenant Not to Lease 2nd Floor Space to Others. At any time and from time to time prior to the commencement of the 7th Lease Year (when Tenant will obtain possession of the entire rentable space on the 2nd Floor of the Building pursuant to paragraph 1(a) of this Lease), Tenant may, at its option, upon at least 24 hours written notice to Landlord, elect to increase its possession of space on the 2nd Floor above the 5,032 square feet of floor area which constitutes the Re-locatable Space by expanding into any part of the or the entire rentable area of the 2nd Floor which at the time is not designated as Tenant’s Re-locatable

Space. If this option is exercised, the Rent (as defined in paragraph 3 below) for the period from such election to the day immediately prior to the commencement of the 7th Lease Year shall be increased by an amount equal to the product obtained by multiplying the area of additional square footage times the rate per square foot being paid by Tenant for the Re-locatable Space at such time, provided that such increase shall not impact the Rent due under this Lease for any period after the commencement of the 7th Lease Year, such Rent being limited to the amount of Rent provided for in paragraph 3 below. Regardless of whether Tenant exercises its option as provided in this subparagraph (b), Landlord shall not lease to or permit use or occupancy by any tenant or others except Tenant of any portion of such 2nd Floor space during the Term.

c)	Personal Property. In addition to Landlord’s demising the Premises to Tenant, Landlord shall sell to Tenant and Tenant shall buy from Landlord all office furniture, modular units, cubicles, and other tenant fixtures and personal property (other than vaults, built-in or moveable safes, and security cameras, monitors and equipment, ownership of which Landlord will retain) which are presently located in the Premises. Conveyance shall be automatically effective upon Purchaser’s occupancy, subject to AS IS, WHERE IS terms.

2)	Term; Options to Extend.

a)	Term. The term of this Lease (“Term”) shall mean the period commencing on the date when Landlord completes Landlord’s Work (as defined in paragraph 6(c) below and delivers exclusive possession of the Premises to Tenant (the “Commencement Date”), and ending at 12:00 midnight on the date which is 120 consecutive calendar months after the Rent Commencement Date (defined in paragraph 3(a) below) (the “Expiration Date”), unless sooner terminated or extended as otherwise provided in this Lease, being 10 Lease Years (as defined below), plus the number of days between the Commencement Date and the Rent Commencement Date. If the term of this Lease is extended pursuant to subparagraph (c) below, the term “Term” shall include each and every exercised Option Term as therein defined.

b)	Lease Year Defined. As used in this Lease, the term “Lease Year” shall mean each period of 12 consecutive calendar months beginning on the Rent Commencement Date (defined in paragraph 3(a) below) if such date occurs on the first day of the month; if not, then on the first day of the month next succeeding the month in which the Rent Commencement Date occurs. Subsequent Lease Years shall run consecutively, each such Lease Year beginning on the first day of the month next succeeding the last month of the previous Lease Year. Rent and/or other matters that are computed with reference to a Lease Year shall be ratably adjusted, on a per diem basis, for any period prior to the first Lease Year and within the Term or in the event this Lease terminates on a date other than the last day of the month.

c)	Option Terms. Landlord hereby grants to Tenant the first option to extend the Term for an additional period of five (5) Lease Years, commencing 12:00 A.M. on the first day of the month next succeeding the last month of the 10th Lease Year, and ending at 12:00 midnight 60 consecutive calendar months thereafter, and the second option to extend the Term for an additional period of five (5) Lease Years, commencing 12:00 A.M. on the first day of the month next succeeding the last month of the first Option Term (i.e., the 15th Lease Year), and ending at 12:00 midnight 60 consecutive calendar months thereafter, upon the same conditions, terms, covenants, and provisions contained herein, except for the Rent, which shall be adjusted as provided in paragraph 3(b) below, provided that no default of which Landlord has notified Tenant exists at the time of exercise of any such option and remains uncured following the expiration of any period within which Tenant may cure such default as set forth in paragraph 29 below, unless Landlord waives the existence of such default. Such options shall be exercised by written notice to Landlord not less than 120 days prior to the expiration of the then current Term. Each exercised option period is herein called an “Option Term”. Upon exercise of any option by Tenant to extend the Term, the Term shall be extended for the number of Lease Years provided by the option period being exercised, the Expiration Date shall be adjusted to the last day of the Term, as extended by the option period being exercised, and the Rent during the Option Term shall be adjusted as provided in paragraph 3(b) below.

3)	Rent.

a)	Rent During Initial Lease Term. Tenant agrees to pay to Landlord the following fixed annual rental applicable for each Lease Year during the Term (the “Rent”), in advance, in monthly installments due on the first day of each month of each Lease Year during the Term, commencing on the date which is 90 days after the Commencement Date (the “Rent Commencement Date”), and no Rent or other payments shall be due for Tenant’s use and occupancy of the Premises between the Commencement Date and the Rent Commencement Date:

Lease Year*	Annual Rent	Monthly Installments
1st Lease Year	$100,000.[00]	$8,333.[33]

2nd Lease Year	$120,000.[00]	$10,000.[00]

3rd Lease Year	$125,000.[00]	$10,416.[67]

4th Lease Year	$125,000.[00]	$10,416.[67]

5th Lease Year	$135,000.[00]	$11,250.[00]

6th Lease Year	$140,000.[00]	$11,666.[67]

7th Lease Year	$275,984.[00]	$22,998.[67]

8th Lease Year	$280,843.[00]	$23,403.[58]

9th Lease Year	$285,928.[00]	$23,827.[33]

10th Lease Year	$291,013.[00]	$24,251.[08]

*	Rent for any partial month between the Rent Commencement Date and the 1st Lease Year, if any, shall be calculated as the number of days of such partial month times the amount of the monthly installment of Rent due for the 1st Lease Year, divided by the number of days in the entire month.

(b)	Adjustments to Rent for Option Terms. On the first day of each exercised Option Term, the fixed annual rental shall be adjusted to a rate equal to the lesser of: (i) 10% over the average of the fixed annual rental provided for during the initial 10-year Lease Term as set forth in the schedule in subparagraph (a) above, or (ii) the average per square foot annual rental rate then paid by all tenants of the Building under written leases with Landlord who occupy at least 90% of the rentable space of at least one floor of the Building, including Tenant (“Average Full Service Full Floor Rate”), it being understood by the parties that the Rent under this Lease for any such Option Term may increase or decrease according to such adjustment, or remain unchanged, and that the Rent shall not be adjusted again until the first day of the next exercised Option Term, if any. If Tenant is the only tenant of the Building who occupies an entire floor at the time an Option Term is to be exercised, then the fixed annual rental shall be ad as provided in subparagraph (b)(i) above and such fixed annual rental, as adjusted, shall be the Rent throughout such Option Term. As used below, the term “Other Tenants” means all tenants of the Building under written leases with Landlord who occupy at least 90% of the rentable space of at least one floor of the Building other than Tenant.

In calculating the Average Full Service Full Floor Rate, all rates shall be compared as of the month in which the Rent adjustment is to be made, and the rate for each Other Tenant whose rate is to be averaged shall first be adjusted for purposes of comparing the rates of such Other Tenants to Tenant’s rate to reflect the actual costs and expenses Landlord is obligated to incur and the net revenue Landlord is entitled to enjoy under such Other Tenants’ leases. By way of example and not limitation, before averaging Tenant’s rate and such Other Tenants’ rates, the rate of rental provided in any such Other Tenant’s lease shall be increased if such lease obligates Landlord to provide fewer services and utilities than Landlord is obligated to provide under this Lease; and decreased if such lease obligates Landlord to provide more services or utilities than Landlord is obligated to provide under this Lease; and decreased if such lease includes in the rate the cost of tenant fit-out paid for by Landlord since Landlord is not paying for Tenant’s fit-out under this Lease.

If there are at least two full floor tenants as described above and the parties fail to agree on the Average Full Service Full Floor Rate, then such rate shall be determined as follows: each party shall select an independent M.A.I. real estate appraiser (an “Appraiser”), and each Appraiser shall separately determine the Average Full Service Full Floor Rate. If the Average Full Service Full Floor Rate determined by each Appraiser are within 10% of each other, the two (2) rates shall be averaged and such average shall be the final Average Full Service Full Floor Rate, or (b) are not within 10% of each other, the two Appraisers shall then select a third Appraiser who shall independently determine the Average Full Service Full Floor Rate, and the middle of such three (3) rates shall be the final Average Full Service Full Floor Rate. The cost of the Appraisers shall be borne equally be the parties.

c)	Additional Rent for Parking Spaces. Tenant shall pay as additional rent the following amounts for its rights to use the Exclusive Spaces (as defined in paragraph 21) below:

•	$45.[00] per parking space per month for the 15 Exclusive Parking Spaces in the Building.

•	35.[00] per parking space per month for the 15 Exclusive Parking Spaces in the parking lot owned by Landlord and located across Commerce Street, which lot is commonly known as 800 Commerce Street (the “800 Commerce Street Lot”).

d)	Payment of Rent. The Rent shall be paid at the office of The Counts Realty & Auction Group, 828 Main Street, 15th Floor, Lynchburg, Virginia 24504, or to such address as Landlord may hereinafter direct in writing to Tenant upon 60 days written notice. Landlord acknowledges that Tenant must receive a current and complete W-9 form from Landlord on a form approved by Tenant in order to process the payment of Rent, and agrees that Tenant in no event be subject to late charges and shall not be in default for non-payment of Rent prior to receipt of an accurate and complete W-9 form from Landlord. As used in this Lease, the term “Rent” shall include the fixed annual rent designated above as “Rent” as well as additional rent and other charges provided for in this Lease. Acceptance of payment, late payment, or partial payment shall not be considered a waiver of any default under this Lease.

e)	Adjustment to Rent Commencement Date. The Rent Commencement Date shall be extended by one (1) day for each day of delay by Landlord in obtaining any governmental approvals or permits,

or in furnishing any of the systems, services and utilities to the Building, necessary for Tenant to lawfully occupy and use the Premises for the Permitted Uses (as hereinafter defined), and all Rent, including additional rent and other charges, otherwise to become due under this Lease shall be waived until Tenant may lawfully occupy and use the Premises for the Permitted Uses.

4)	Late Charges. Tenant hereby recognizes and acknowledges that if any installment of the Rent is not received by its due date, Landlord will suffer damages and additional expenses thereby. Accordingly, Landlord may at its option assess a late charge equal to 10% of the past due monthly installment of Rent (including any additional rent past due) as additional rent if Tenant shall fail to pay any Rent by the 10th day of the month when the same shall become due and payable.

5)	Title to the Premises. As of the date Tenant receives a fully executed copy hereof (the “Effective Date”), title to the Premises is, and as of the Commencement Date, title to the Premises shall be, good and marketable, free and clear of all deeds of trust, mortgages, liens, encumbrances, easements and other title objections, except as set forth in Exhibit 5 hereto (the “Permitted Exceptions”).

6)	Representations, Warranties and Covenants of Landlord; Landlord’s Work.

a)	Representations and Warranties of Landlord. Landlord hereby represents and warrants to Tenant that, as of the Effective Date:

i)	Landlord has good and marketable title to the Premises, subject only to the Permitted Exceptions, free and clear of any mortgage, deed of trust, or mortgage encumbrance whatsoever, except for those identified as Permitted Exceptions, and Landlord possesses full power and authority to deal therewith in all respects and no other party has any right or option thereto or in connection therewith;

ii)	the Premises is zoned so as to permit Tenant to use and operate the Premises for the Permitted Uses, and there are no easements, covenants, conditions, restrictions, rights-of-way, governmental rules, statutes, ordinances, moratoria, policies or plans which would prohibit or interfere with the operation of Tenant’s business upon the Premises;

iii)	there are no pending or, to Landlord’s best knowledge, threatened condemnation proceedings or other governmental, municipal, administrative or judicial proceedings affecting the Premises;

iv)	there are no pending or, to Landlord’s best knowledge, threatened actions or legal proceedings affecting the Premises, but Landlord discloses that Landlord and Wachovia Bank, National Association, a previous tenant of the Building, settled a dispute between them as stated in the Lease Expiration, Settlement, and Release Agreement (PID #506913) dated May 8, 2003, a copy of which has been provided to Tenant by Landlord;

v)	there are no unpaid special assessments for sewer, sidewalk, water, paving, gas, electrical or power improvements or other capital expenditures or improvements, matured or unmatured, affecting the Premises;

vi)	this Lease and the consummation of the transactions contemplated herein are the valid and binding obligations of Landlord and do not constitute a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, nor are they inconsistent with, any contract to which Landlord is party or by which it is bound, including, but not limited to, the Permitted Exceptions;

vii)	there are no outstanding notices of, nor, to Landlord’s best knowledge, are there, any violations of any law, regulation, ordinance, order or other requirements of any governmental authority having jurisdiction over or affecting any part of the Premises;

viii)	Landlord is not obligated upon any contract, lease or agreement, written or oral, with respect to the ownership, use, operation or maintenance of any part of the Property which will adversely impact Tenant’s use of the Premises for the Permitted Uses;

ix)	Landlord is a limited liability company duly organized and existing under the laws of the State of Virginia and has full power and authority to enter into this Lease and the transactions contemplated hereby and to perform its obligations hereunder and by proper action has duly authorized the execution and delivery of and performance under this Lease; and

x)	Landlord shall notify Tenant immediately if at any time prior to the Commencement Date any of the foregoing representations and warranties in this paragraph 6 become untrue or incorrect.

xi)	Landlord does not know or have reason to know of the presence of any asbestos containing materials or other hazardous materials in the Building, the Premises or any Common Areas except as disclosed in, and subject to the limitations of non-accessibility for inspection described in, the O&M Document and the Plan (as such terms are defined in paragraph 35 below).

b)	Covenants of Landlord.

i)	Landlord hereby covenants to Tenant that Tenant shall peaceably and quietly have, hold and enjoy the full possession and use of the Premises during the Term, subject to the provisions of this Lease, and Landlord shall not amend any of the Permitted Exceptions so as to alter or affect this Lease or Tenant’s use or occupancy of the Premises.

ii)	Tenant’s use of or access to the Premises and Tenant’s other rights under this Lease, shall not by any act or omission of Landlord at any time during the Term be interfered with, prohibited, restricted or adversely affected by any covenant, condition or restriction, easement or any other document or matter affecting title or use of the Premises or any part thereof.

c)	Landlord’s Work. Landlord shall take the following measures at its sole cost and expense prior to the Commencement Date (“Landlord’s Work”):

i.	Remove and properly dispose of all of the following described asbestos-containing materials on the 2nd and 3rd Floors in the Premises, in accordance with the requirements provided in paragraph 35 below:

•	Remove and properly dispose of all spray applied fireproofing material located in the ceilings or other areas, but excluding such material located above the drop-ceiling in the 3rd Floor which is properly and safely encapsulated in the written opinion of the Environmental Consultant (as defined in paragraph 35 below).

•	Remove and properly dispose of all ceiling tiles (whether or not containing or contaminated with asbestos) located directly below spray applied fireproofing material which is not properly and safely encapsulated, and all ceiling tiles containing or contaminated with asbestos, whether or not spray applied fireproofing material is located above the tiles.

•	Remove and properly dispose of all floor tile and related mastic containing asbestos.

•	Remove all drop-ceiling grids and other parts of the Premises, and otherwise clean and remediate the Premises, to ensure proper cleanup of any asbestos fibers released in connection with the above-described abatement efforts or otherwise, according to the written specifications and recommendations of the Environmental Consultant.

ii.	To the extent feasible, Landlord shall conduct all 2nd Floor asbestos removal first, and once Landlord’s work on the 2nd Floor is complete, Landlord shall permit Tenant to install and operate its check cutting machine.

iii.	Paint all spray-applied ceiling texture material on the 2nd and 3rd Floors, after first repairing all damaged or deteriorated material, all according to the written specifications and recommendations of the Environmental Consultant, and as necessary to deliver the Premises with such ceiling texture material in good and safe condition.

iv.	Replace all bulbs and reflectors for canister light fixtures located in the ceiling of the 3rd Floor with higher intensity, brighter lights of the same or better quality than those installed by Landlord in the Main Street entrance lobby of the 3rd Floor, and replace all fluorescent light fixtures which mount to ceilings containing spray-applied ceiling texture material.

v.	Clean the exterior of the Main Street entrance area of the Building, including the marble façade, to remove mold and grime and otherwise to restore the Main Street entrance to first-class, attractive and clean condition.

vi.	Re-paint the exterior components of the Main Street entrance to the Building currently having painted surfaces.

vii.	Plant decorative live or artificial plants in the planter boxes located at the Main Street entrance to the Building, and in the event such planter boxes are ever removed or replaced by Landlord, otherwise ensure that the Main Street entrance area of the Building is maintained in a first-class, attractive and clean condition.

viii.	Clean and remove dead plants from all exterior planter boxes serving the Building, including those outside of and adjacent to the 2nd Floor and those located on the exterior patio of the 3rd Floor, and plant live plants of Landlord’s choice in them.

ix.	As used in this Lease, the term “spray applied fireproofing material” means the spray applied fireproofing material that contains or is contaminated with asbestos and the term “spray-applied ceiling texture material” means the spray-applied ceiling texture material that contains or is contaminated with asbestos; and in both cases the locations of such asbestos-containing materials are as set forth in the Report and/or the Plan (as such terms are defined in paragraph 35 below).

d)	Landlord’s Work with respect to Tenant’s Fit-out. In addition to Landlord’s Work described above, with respect to the Alterations and improvements to be made to the Premises by Tenant before occupancy, as provided in paragraph 13(a) below, Landlord shall, at its sole expense, conduct all asbestos removal, abatement and/or remediation according to the written specifications and recommendations of the Environmental Consultant (e.g., The parties anticipate that certain drilling into floors or walls for wiring Tenant’s work stations and otherwise accommodating Tenant’s new office layout may require Landlord to undertake additional, localized abatement.).

e)	ADA Compliant Bathrooms. Landlord shall take any and all necessary steps at its sole expense to ensure that all existing bathrooms at the Premises comply with the Americans with Disabilities Act as of the Commencement Date and throughout the Term.

f)	Moving Furniture and Work Stations. Tenant shall pay the reasonable cost to move all furniture and work stations purchased by Tenant under paragraph 1(c) above which need to be moved from the 2nd or 3rd Floors for Landlord to conduct the asbestos abatement work described above, and the reasonable cost to move back the same after completion of such abatement work; provided, however, Tenant’s total responsibility for such costs (i.e., moving both ways) shall not exceed $10,000.[00]. Landlord shall arrange for the movement of such furniture and work stations; use its best efforts to obtain the lowest cost moving services; and provide free storage of the property in the Building until the asbestos abatement is complete and the property can be moved back.

7)	SNDA Agreement. Landlord shall cause to be delivered to Tenant, within 10 days after the Effective Date, an executed and acknowledged Non-Disturbance and Attornment Agreement in substantially the form of, but no less favorable to Tenant than, Exhibit 7/32 hereto, from all mortgagees, grantees under deeds to secure debt or beneficiaries and trustees under deeds of trust of Landlord’s interest in the Premises.

8)	Prohibited Uses; Permitted Uses.

a)	Uses of Building. Landlord shall not permit any portion of the Building or any land contiguous to the Building now or hereafter owned or controlled by Landlord or its affiliates (by virtue of an ownership interest or a reciprocal easement or other similar agreement) to be used by Landlord, its tenants, agents, employees, invitees, licensees, successors or assigns, for any of the uses set forth on Exhibit 8(a) hereto (the “Prohibited Uses”). Furthermore, Landlord shall neither lease any space in the Building to any bank other than Tenant or any of Tenant’s subsidiaries or affiliates, nor permit any tenant or other occupant of the Building other than Tenant or any of Tenant’s subsidiaries or affiliates to use any space in the Building to conduct any banking business. As used in this paragraph, the term “bank” shall be liberally interpreted to include Search Term End any national bank or national banking association, any banking institution organized under the laws of any state, territory, or the District of Columbia, and any other business entity engaged in the business of banking, including savings banks, savings and loan associations, non-bank banks, credit unions, and trust companies, without regard to eligibility for insurance of deposits by the Federal Deposit Insurance Corporation, and the term “banking business” shall be liberally interpreted to include the sale or offering for sale of walk-in, drive-in, telephone, or on-line retail or commercial banking products and services, including checking and savings accounts, business and personal loans, and mortgage loans and mortgage brokerage. Landlord shall nevertheless be permitted to lease space in the Building to and permit use of such space by other business entities which are not banks and which offer other financial services not within the above definition of “banking business”, to include investment brokerage, investment advisor, estate planning, estate and trust administration, and insurance products and services, provided, however, that if any such business entity owns, or is owned by, or is affiliated with (by reason of local, regional or national marketing or advertising) any bank or entity conducting banking business, Landlord shall first procure the prior written consent of Tenant, which Tenant shall not unreasonably withhold, condition or delay. By way of example and not limitation, Tenant shall be deemed to have reasonably withheld its consent if Tenant deems any such proposed tenant or its parent, subsidiary or affiliate to be a competitor to Tenant’s business, whether existing or planned to occur at any time during the Term. Tenant hereby consents to the existing lease of space in the Building to Wachovia Securities.

b)	Uses of Premises. The Premises may be used by Tenant for any general business use, including as general, administrative and executive offices, and for operating a general retail and commercial banking business (including ATMs) and/or providing banking, mortgage, trust, brokerage, insurance and/or other financial services, including all banking business and other financial services described in subparagraph (a) above and related uses and for any other lawful purposes (“Permitted Uses”); provided, however, that the Premises may not be used for any of the Prohibited Uses. Nothing herein shall be construed as restricting or prohibiting in any way the operation of a bank (including ATMs) or a financial services institution at the Premises. Tenant shall in the conduct of its business comply with the requirements of all public laws, ordinances and regulations from time to time applicable to the business conducted upon the Premises. Tenant may install and maintain in the Premises an office break room and/or office kitchen for use by its employees, customers, clients and guests and an electronic data processing center, provided the installation and maintenance thereof does not violate any law, rule, regulation or ordinance of any governmental agency having jurisdiction over the Premises.

c)	Remedies. Upon breach of any of the representations, warranties, or covenants set forth in subparagraph (a) above by Landlord, Tenant shall have all remedies available to it at law, in equity or under this Lease, including but not limited to the right to injunctive relief and damages. If any person or entity other than Landlord shall violate any of the provisions set forth in subparagraph (a) above, or shall indicate that it intends to violate any of said provisions, Landlord shall within 30 days of written notice from Tenant commence appropriate legal proceedings and continue vigorously to prosecute the same to enjoin and prohibit any such violation. If Landlord fails to commence such proceedings within the 30-day period, or fails thereafter to vigorously prosecute the same, Tenant shall have the right to elect to conduct and prosecute such legal proceedings in its own or Landlord’s name, and at the expense of Landlord. Upon breach of any of the representations, warranties, or covenants set forth in subparagraph (b) above by Tenant, Landlord shall have all remedies available to it at law, in equity or under this Lease, including but not limited to the right to seek injunctive relief and damages after giving Tenant notice and an opportunity to cure the breach as provided in paragraph 29(a)(ii) below.

9)	Contingencies.

a)	Regulatory Approval. If Tenant is required to obtain approval of this Lease from any governmental authority and if such approval is not obtained within 180 days of the Effective Date, Tenant shall be entitled to terminate this Lease, in which event neither party shall have any further liability to the other arising out of this Lease, and Rent shall be apportioned as of the date of such termination, subject to any abatement in Rent prior to termination provided for under this Lease.

b)	Appraisal. This Lease shall be contingent on Tenant’s obtaining at its expense an appraisal (or value analysis) of this Lease. If the appraised value of the Lease is less than the Rent reserved under this Lease, then Tenant shall be entitled to terminate this Lease within 120 days of the Effective Date, in which event neither party shall have any further liability to the other arising out of this Lease, and Rent shall be apportioned as of the date of such termination, subject to any abatement in Rent prior to termination provided for under this Lease.

10)	Landlord’s Tax Obligations. Landlord shall pay and discharge when due all real estate taxes, ordinary and special assessments and other governmental charges levied on or which would become a lien upon the Property, the Building, and/or the Premises, or any taxes payable or imposed on or in respect to any of Landlord’s fixtures or personal property.

11)	Personal Property Taxes. Tenant shall pay and discharge when due all taxes, assessments and other governmental charges, if any, levied on or attributable to Tenant’s Improvements or Tenant’s Moveable Property (as each is defined in paragraph 13(b) below) located upon the Premises, or Tenant’s use of the Premises. All personal property and equipment of every kind and description which may at any time be in the Premises, other than Landlord’s vaults, safes, and security equipment, shall be at Tenant’s risk, or at the risk of those claiming under Tenant, except that Landlord shall be liable for loss of or damage to such property if due to the negligence of Landlord, its agents, contractors, or employees.

12)	Insurance; Indemnification. The following provisions of this paragraph 12 shall be effective from the Commencement Date throughout the Term:

a)	Tenant’s Insurance. Tenant shall procure and maintain, and pay all premiums, fees and charges for the purpose of procuring and maintaining continuously throughout the Term:

i)	insurance on Tenant’s Improvements and Tenant’s Moveable Property against loss or damage by fire or other casualty with endorsements providing what is commonly known as all risk fire and extended coverage (but not including flood or earthquake coverage), vandalism and malicious mischief insurance, in an amount equal to the full replacement cost thereof, with a deductible that is consistent with Tenant’s insurance practices; and

ii)	general liability insurance with a combined single limit of not less than $5,000,000.[00] for any bodily injury or property damage, with a deductible that is consistent with Tenant’s insurance practices.

b)	Landlord’s Insurance. Landlord shall procure and maintain, and pay all premiums, fees and charges for the purpose of procuring and maintaining continuously throughout the Term:

i)	insurance on all improvements on the Property, including the Building, the Premises (other than Tenant’s Improvements) and all Common Areas against loss or damage by fire or other casualty with endorsements providing what is commonly known as all risk fire and extended coverage, vandalism and malicious mischief insurance, in an amount equal to the full replacement cost thereof, with a deductible of no greater than $25,000.[00]; and

ii)	general liability insurance with a combined single limit of not less than $2,000,000.[00] for any bodily injury or property damage, with a deductible of no greater than $25,000.[00].

c)	Form of Insurance Policies. All property, casualty, and other policies of insurance referred to in this Lease shall include the other party and its mortgage lender, as their interests may appear, as additional insureds, shall insure such party against liability arising out of the other party’s negligence or the negligence of any other person, firm or corporation and contain a contractual liability endorsement for liabilities assumed by the other party under this Lease. All policies procured hereunder shall be on standard policy forms issued by insurers of recognized responsibility, rated A+XII or better by Best’s Insurance Rating Service, qualified to do business in Virginia. A certificate of such insurance shall be delivered to the other party prior to the Commencement Date and thereafter not less than 10 days prior to the expiration thereof and shall provide that such policy may not be cancelled or modified except upon not less than 10 days written notice to the other.

d)	Waiver of Subrogation. Each of Landlord and Tenant severally waives any and every claim which arises or may arise in its favor and against the other during the term of this Lease for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Property, including the Building, the Premises and all Common Areas, to the extent such loss or damage is covered by the form of insurance required pursuant to subparagraphs (a) and (b) above, provided, however, that the provisions of this subparagraph (d) shall be of no force or effect to the extent the same shall invalidate any policy of insurance owned by Landlord or Tenant.

e)	Tenant Indemnification. Subject to subparagraph (f) below, Tenant shall indemnify and save harmless Landlord, its directors, officers, employees and agents (except for loss or damage resulting from the negligence of Landlord, its agents or employees or the breach of this Lease by Landlord) from and against any and all claims, actions, damages, liabilities and expenses, including reasonable attorneys’ fees, in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence in or upon the Premises, or any part thereof, occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, or employees thereon.

f)	Landlord Indemnification. Landlord shall indemnify and save harmless Tenant, its directors, officers, employees and agents (except for loss or damage resulting from the negligence of Tenant, its agents or employees or the breach of this Lease by Tenant) from and against any and all claims, actions, damages, liability and expenses, including reasonable attorneys’ fees, in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence in or upon the Premises or any part thereof, occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, or employees thereon. If Landlord and Tenant are both partially responsible for any loss or damage described by this subparagraph (f) and in subparagraph (e) above, each party shall bear an amount of the loss or damage therefrom which is proportionate to such party’s fault and responsibility in connection therewith.

13)	Tenant’s Improvements/Alterations; Tenant’s Moveable Property.

a)	Tenant may make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without procuring the consent of Landlord in the event such Alterations do not alter the Building’s exterior appearance, or materially affect the Building systems and equipment or the Building structure or add or modify any new systems or equipment to the Building which will impact other tenants of the Building (collectively, “Major Changes”), provided Tenant shall provide Landlord prior notice thereof if the work requires that any City construction or other permit be obtained and, further provided, that Tenant shall notify Landlord before making any Alterations which may disturb asbestos containing materials, if, as and to the extent required by the provisions of paragraph 35 below and shall give the Environmental Consultant opportunity to inspect the plans for such alterations and take other steps with respect to any required asbestos removal, abatement and/or remediation as provided in paragraph 35 below. Examples of Major Changes include the installation of interior stairs or changes which affect the supply of HVAC to other tenants in the Building. Examples of changes not requiring consent include partitions, office layouts, interior painting, replacement of wall coverings, replacement of carpeting or other floor coverings, or interior decoration, or the installation of Tenant’s Moveable Property. Tenant shall obtain the prior written consent of Landlord to any Alterations having Major Changes. Tenant’s request for Landlord’s approval shall be in writing describing the proposed alterations in reasonable detail and Landlord’s response to Tenant shall be in writing. Landlord hereby approves all of the Alterations and improvements to be made to the Premises by Tenant, at its own expense, pursuant to the plans and specifications and/or description of Tenant’s work, if any, attached as Exhibit 13(a), if any, and any Alterations reasonably contemplated thereby or under this Lease. Tenant will use the 90-day period between the Commencement Date and the Rent Commencement Date to make its Alterations and improvements.

b)	Tenant shall own all alterations, additions and improvements, including the initial improvements, made to the Premises by Tenant (collectively, “Tenant’s Improvements”), until expiration or earlier termination of this Lease, and Tenant alone shall be entitled to deduct all depreciation on Tenant’s income tax return for Tenant’s Improvements. Tenant shall not, however, remove Tenant’s Improvements from the Premises, exclusive of Tenant’s trade fixtures; signs; built-in safes, vaults, night depositories, if any are added by Tenant after the Effective Date; security deposit box assemblies; ATM(s); teller stations; signs, office furniture, equipment and supplies; and all other personal property of Tenant (collectively, “Tenant’s Moveable Property”), or destroy any part thereof. At the expiration of the Term, Tenant’s Improvements (exclusive of Tenant’s Moveable Property), without the payment of compensation or consideration of any kind to Tenant, shall become Landlord’s sole property, free and clear of any and all claims of Tenant. At the expiration of the Term, Tenant, if requested by Landlord, shall execute any and all documents necessary to evidence that title to Tenant’s Improvements (exclusive of Tenant’s Moveable Property) is in Landlord and to extinguish and remove any cloud or potential cloud on the title to the Premises and/or Tenant’s Improvements (exclusive of Tenant’s Moveable Property) created by Tenant.

14)	Maintenance and Repairs.

a)	Except as set forth in subparagraph (e) below, Landlord, at its expense, shall make all repairs or replacements and perform all maintenance to the Building, the Premises, and all Common Areas, including machinery and equipment used in the operation, maintenance or repair of the Common Areas, the foundations, roof, supporting walls, exterior, facades, downspouts, foundations, walls, exterior windows and window frames, including all exterior glass surfaces, exterior doors and door frames, and other structural components of the Building, and all other improvements and appurtenances relating to or part of the Building that are not maintained by tenants of the Building, as may be required to maintain the said structures, structurally as well as cosmetically, in first-class, attractive, clean and safe condition, and in good order and repair, unless the necessity for making any such repairs or replacements shall have been occasioned by any act, omission, or negligence of Tenant, its agents or employees, other than Tenant’s use and occupancy of the Premises for the Permitted Uses. As used in this subparagraph (a) the term maintenance shall include regular cleaning, repainting, redecorating, and necessary repaving or resurfacing of drives and parking areas (including those of the 800 Commerce Street Lot).

b)	If additions to, alterations of, or construction, repairs in, on and about the Building, the Premises and/or any Common Areas are required (the “Required Work”) by any governmental entity or individual complainant under any present or future law, regulation, ordinance, order or direction of federal, state, county and municipal authorities from time to time applicable to the Property or any part thereof, all cost and expenses attributable to such Required Work shall be borne by Landlord, except that if Tenant, in constructing any of Tenant’s Improvements or making its installations, has caused the Premises to become non-compliant, or if the Required Work shall have been occasioned by any act, omission, or negligence of Tenant, its agents or employees, other than Tenant’s use and occupancy of the Premises for the Permitted Uses, then in such event such cost and expenses so attributable to such Required Work shall be borne by Tenant. Notwithstanding the foregoing, nothing herein shall relieve Landlord of its express obligations under any other provisions of this Lease, and Tenant shall not be obligated to comply with any law, regulation, ordinance, order or direction which applies to the systems, services and utilities to be supplied under the terms of this Lease to the Premises at Landlord’s expense, or compliance with the Americans with Disabilities Act or Asbestos Related Laws (as hereinafter defined) including asbestos removal, abatement and/or remediation, all of which are the obligations of Landlord under this Lease, provided, however, that if Tenant changes the location of any bathroom or constructs a new bathroom (other than on account of an asbestos event, in which case Landlord shall cover cost of such construction, including ADA compliance), then Tenant shall be responsible for meeting all applicable ADA requirements for the construction of such bathroom.

c)	At the commencement of this Lease, Landlord shall provide the following to serve the Building, the Premises and Common Areas, including use by Tenant, its employees, invitees, licensees, customers, clients, or guests: heating, ventilating and air conditioning systems; utility systems, including those for electrical power, lighting, plumbing, water, sanitary sewer, and storm water and related lines, pipes, conduits, fixtures and equipment; fire protection and security equipment and alarms, including sprinklers, dry hydrants, and/or Haylon, FM-200 or similar fire protection devices presently existing; and other existing fixtures and facilities, including three(3) passenger elevators and one (1) service elevator, escalators serving the Premises, and common area restrooms, in good working order and repair, and except as set forth in subparagraph (f) below with respect to escalators, Landlord shall be responsible at its expense for the maintenance, repair and/or replacement of each during the Term, unless the necessity for making any such repair or replacement shall have been occasioned by the act, omission, or negligence of Tenant, its agents, employees, or invitees.

d)	Landlord shall provide regular maintenance and service to the HVAC systems serving the Building, including the Premises, and keep in force an adequate maintenance agreement on such HVAC systems with a qualified service provider, and such maintenance shall comply with applicable present or future federal, state and/or local governmental ambient air and environmental standards from time to time applicable to the Premises.

e)	Subject to the provisions of subparagraph (b) above and paragraph 35 below with respect to asbestos containing materials which Landlord shall maintain, remove, abate and otherwise remediate at its sole expense, Tenant shall, at its expense, maintain in good order and condition, reasonable wear and tear, casualty and condemnation excepted, all interior doors and door frames, interior window frames, interior floor coverings, non-structural interior partitions, and finished trim in the Premises, and Tenant shall make all repairs or replacements to all light bulbs, ballasts and fluorescent tubes in the Premises. Tenant shall be solely responsible for maintenance, repair and replacement of all of Tenant’s equipment, fixtures, and facilities located within the Premises. Tenant shall commit no waste and shall, at its expense, repair all damage or injury to the Premises and Landlord’s fixtures and the Building resulting from the act, omission, or negligence of Tenant, its agents, employees, or invitees.

f)	During the Term, Tenant shall, at its expense, maintain in good order and condition, reasonable wear and tear, casualty and condemnation excepted, the escalators serving the Premises. All repairs or replacements not resulting from Tenant’s failure to maintain the escalators or the act, omission, or negligence of Tenant, its agents, employees, or invitees, shall be made by Landlord at its sole cost and expense. Accordingly, if any escalator, or any part thereof, has outlived its useful life during the Term, Landlord shall replace the same at no expense to Tenant.

15)	Discharge of Liens.

a)	Tenant Liens. Tenant will not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Tenant; provided, however, Tenant shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien and on final determination of the lien or claim for lien, Tenant will immediately pay any judgment rendered with all proper costs and charges, and will, at its own expense, have the lien released and any judgment satisfied.

b)	Landlord Liens. Landlord will not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Landlord or claimed to have been furnished to Landlord in connection with work of any character performed or claimed to have been performed on the Property by or at the direction or sufferance of Landlord; provided, however, Landlord shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien and on final determination of the lien or claim for lien, Landlord will immediately pay any judgment rendered with all proper costs and charges, and will, at its own expense, have the lien released and any judgment satisfied.

16)	Loading. Tenant shall not place a load upon any floor of the Premises exceeding the legally allowed floor load per square foot. Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment not already existing in the Premises in order to provide the proper distribution of weight, and Tenant agrees to bear the cost, if any, to determine such weights and positions.

17)	Delivery of Possession. If Landlord is unable to deliver possession within 60 days of the Effective Date, Tenant may terminate this Lease by giving written notice to Landlord and all payments made will be returned to Tenant and all obligations of the parties under this Lease will cease.

18)	Common Areas. The term “Common Areas” as used in this Lease shall mean all areas, space, facilities, equipment, signs and special services furnished in the Building and designated by Landlord for the general use or benefit, in common, of occupants of the Building, including Tenant, its employees, agents, contractors, invitees, licensees, customers, clients, and guests, which facilities may include, but are not limited to, the public ways of the Building, including public entrances, lobbies and lobby entrances, elevators and corridors, drives, service roads, parking spaces, parking areas, sidewalks, walkways, service areas, roadways, loading platforms, ramps, drainage facilities, plumbing and electric systems, roof, canopies, ramps, landscaped area and other similar facilities available from time to time. Tenant, its employees, agents, contractors, invitees, licensees, customers, clients, and guests, shall have use of the Common Areas, including ingress and egress to the Building and the Premises through the Common Areas, during regular business hours and at other times subject to Landlord’s reasonable rules and regulations, and such use of the Common Areas shall be on a non-exclusive basis in common with all other parties to whom the right to use such Common Areas has been or is hereafter granted. Tenant shall not interfere with the use of the Common Areas by such other parties, and Tenant’s use of the Common Areas shall be subject to the other provisions of this Lease. Landlord shall administer, operate, clean, maintain and repair the Common Areas in a first-class, attractive, clean and safe condition.

19)	Landlord’s Access. Landlord and its agents may enter the Premises at all reasonable times to conduct inspections, make necessary or desired repairs or improvements, or to show the same to prospective tenants, buyers or lenders, provided, however, Landlord shall only enter the Premises after Tenant’s regular business hours after first procuring Tenant’s written consent, which Tenant shall be entitled to withhold or condition as it deems necessary. Landlord shall give Tenant reasonable notice, which shall be at least 48 hours in advance, of any such entry (except in emergencies) and shall conduct such entry (except in emergencies) so as not to disturb Tenant’s use of the Premises. Landlord may also enter the Premises when the same appear to be abandoned and for the purpose of placing signs offering the Premises for sale or rent, provided, however, that signs offering the Premises for rent may be placed and rental showings may be conducted only during the final four (4) months of the Term or upon the notification by Tenant of intentions to vacate according to the terms of this Lease. In an emergency, and as permitted by law, Landlord may enter the Premises without prior notice to Tenant. The provisions of this paragraph 19 shall be subject to applicable rules and regulations of a governmental authority having jurisdiction over Tenant’s business, which rules shall control in the event of a conflict.

20)	Compliance with Law. Tenant, at its sole expense, shall comply with all present and future laws, ordinances, regulations and requirements of any federal, state or local authority relating to Tenant’s use of the Premises. Landlord, at its sole expense, shall comply with all present and future laws, ordinances, regulations and requirements of any federal, state or local authority relating to use of the Property, including the Building and all Common Areas, by all other parties to whom the right to use such Property, including the Building and all Common Areas, has been or is hereafter granted. Tenant shall not make or permit any waste on the Premises, or any nuisance or use which might interfere with the enjoyment of other tenants or persons in the Building. Tenant shall not commit or permit any act or use of the Premises which may increase the fire hazard or the cost of fire or other insurance on the Premises, or cause the cancellation of such insurance. Tenant shall obtain, at its sole expense, any licenses or permits which may be required for Tenant’s use of the Premises.

21)	Parking.Tenant, its employees, agents, contractors, invitees, licensees, customers, clients, and guests, are hereby granted the non-exclusive privilege to use in common with the other tenants and visitors of the Building all (but not less than 44) parking spaces in the Building designated by Landlord as non-exclusive parking spaces, which spaces shall be available on a first-come first-served basis, and such spaces shall be subject to a two (2) hour maximum parking time (the “Non-exclusive Parking Spaces”). Tenant, its employees, agents, contractors, invitees, licensees, customers, clients, and guests, are hereby granted the exclusive privilege to use 15 parking spaces in the Building and 15 parking spaces in the 800 Commerce Street Lot (the “Exclusive Parking Spaces”), which spaces shall be located so far as practical closest to an entrance to Tenant’s space in the Building. With respect to all drives, parking spaces, and parking areas in the Building, Tenant shall (i) abide by all reasonable rules and regulations regarding their use as may now exist or as may hereinafter be promulgated by Landlord, (ii) Landlord reserves the right to modify, restripe and otherwise change the location of drives, parking spaces and parking area in the Building other than the Exclusive Parking Spaces, which shall not be changed; (iii) Landlord may, but shall have no obligation to, designate certain Non-exclusive Parking Spaces for trucks, handicapped persons or designated tenants as Landlord, in its sole discretion, may deem necessary for the professional and efficient operation of the parking area and the Building; and (iv) Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities. At no time shall the parking of any vehicle be permitted in the fire lanes or handicapped parking areas servicing the Building.

22)	Rules and Regulations. Tenant shall comply with all rules and regulations currently in effect and any reasonable and non-discriminatory amendments, modifications and/or additions thereto which Landlord may hereafter adopt and publish by written notice to Tenant and the other tenants of the Building for the safety, care and orderly operation of the Building and for the benefit and comfort of other tenants or neighbors, including rules and regulations concerning parking, provided, however, that Landlord shall not adopt any amendments, modifications and/or additions which materially interfere with Tenant’s use of the Premises for the Permitted Uses, including Tenant’s special needs with respect to security and insurance requirements covering such items as specialized locks, vaults and access to the Premises. Landlord warrants and represents that a true and complete copy of the current rules and regulations are attached hereto as Exhibit 22. Landlord shall be responsible for enforcement compliance with the rules and regulations by Tenant and other tenants of the Building. If there is any conflict between such rules and regulations and this Lease, this Lease shall control.

23)	Assignment and Subletting. Landlord hereby grants to Tenant the right to assign and sublease this Lease and the leasehold estate created hereby, in whole or in part, at any time. Notwithstanding the foregoing, any party who is assigning this Lease and the estate created hereby shall provide to Landlord notice of assignment and shall execute and deliver in a form reasonably acceptable to Landlord an assumption agreement from the assignee pursuant to which said assignee assumes the duties, obligations, covenants, conditions and restrictions of this Lease. Upon any such assignment, the assignor shall be released from any liability hereunder, and, upon request of the assignor, Landlord shall execute and deliver to the assignor a release agreement in a form reasonably acceptable to the assignor to evidence such release.

24)	Damage to Premises by Fire or Other Casualty. In case of damage to the Premises by fire or other casualty insured under Landlord’s insurance policies, Landlord, upon Landlord’s receipt of the insurance proceeds, unless it shall otherwise elect as hereinafter provided, shall repair the same with reasonable dispatch; provided, however, Landlord’s obligations to repair shall be limited to the extent of the insurance proceeds received by Landlord therefor. If the Premises, or any part thereof, are damaged by fire or other casualty to such an extent as to be rendered untenantable but are, nevertheless, repaired by Landlord, then the Rent shall be abated to an extent corresponding with the time during which and the extent to which the said Premises have been untenantable. If the Premises shall be partly untenantable, the Rent shall be abated to an extent corresponding with the part untenantable and for a period corresponding with the period during which the entire Rent would abate, as above provided, in the event of complete untenantability. If Landlord shall decide, within 30 days after the occurrence of any such fire or other casualty which damages the Premises to the extent that at least 25% of the floor space cannot be used, to demolish or not to repair, rebuild, or reconstruct the damaged portions of the Premises, then, upon written notice given by Landlord to Tenant, this Lease shall terminate and the Rent shall be apportioned as of the time of the occurrence of any such fire or other casualty. Notwithstanding anything to the contrary in this paragraph 24, if Landlord shall fail to commence repairs within 30 days of the fire or other casualty, or in the event that the Premises are rendered untenantable, or damaged to the extent that at least 25% of the floor space cannot be used, by such fire of other casualty, and if any such damage cannot be repaired within 120 days as estimated by Tenant’s architect, then in any such event, Tenant shall have the option to terminate this Lease upon giving written notice to Landlord, which termination shall have the same force and effect as if terminated by Landlord pursuant to the foregoing provisions of this paragraph 24. Notwithstanding the foregoing, if such damage or other casualty shall be caused by the negligence of Tenant, its agents, contractors or employees, there shall be no abatement of Rent. Except for the abatement of Rent as hereinabove set forth, Tenant shall not be entitled to and hereby waives all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any such damage, destruction, repair or restoration.

25)	Condemnation.

a)	Termination of Lease. If all or any portion of the Premises or Tenant’s Improvements, shall be acquired for any public or quasi-public use through taking by condemnation, eminent domain or any like proceeding, or purchase in lieu thereof (a “Taking”), such that Tenant reasonably determines that the Premises cannot, at reasonable cost, continue to be operated for its then current use, with sufficient parking for such use, then the Term shall cease and terminate as of the date the condemning authority takes title or possession, whichever first occurs, and all rentals shall be paid up to that date.

b)	Continuation of Lease. If there is a Taking and this Lease is not terminated as provided in subparagraph (a) above, this Lease shall remain in full force and effect, but with an equitable reduction or abatement of Rent and all other rentals hereunder.

c)	Apportionment of Award. If there occurs a Taking, whether whole or partial, Landlord and Tenant shall be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, or as may be otherwise agreed, taking into consideration the fact that Landlord’s interest in the Premises is limited to the Premises, as encumbered by this Lease, a reversionary interest in Tenant’s Improvements (exclusive of Tenant’s Moveable Property) upon the expiration of the Term, and the right to receive rent hereunder. If the Premises shall be restored as herein provided, Tenant shall first be entitled to recover the costs and expenses incurred in such restoration out of any such award. Thereafter, if the condemning authority does not make separate awards and the parties are unable to agree as to amounts that are to be allocated to the respective interests of Landlord and Tenant, then each party shall select an Appraiser (as defined in paragraph 3(b) above). Each Appraiser shall separately determine the amount of the balance of the condemnation award that is to be allocated to the interests of Landlord and Tenant. If the percentage of the balance of the total award each Appraiser allocates to Landlord (a) are within 10% of each other, the two (2) allocations shall be averaged and such average shall be the final allocation of the award, or (b) are not within 10% of each other, the two Appraisers shall then select a third Appraiser who shall independently allocate the award between Landlord and Tenant, and the middle of such three (3) allocations shall be the final allocation of the award.

d)	Early Transfer of Possession by Tenant. Tenant may continue to occupy the Premises and any of Tenant’s Improvements until the condemning authority takes physical possession. However, at any time following notice of intended Taking, or within the time limit specified for delivering possession, Tenant may, by written notice to Landlord, elect to deliver possession of the Premises to Landlord before the actual Taking. Tenant’s right to apportionment of or compensation from the award shall then accrue as of the date that Tenant so delivers possession.

26)	Signage; Displays; Removal of Wachovia Signs; Name of Building.

a)	Subject to the following subparagraph (b) concerning displays, Landlord reserves the right to approve, in its sole discretion, any and all signs that Tenant wishes to display on or about the exterior of the Premises.

b)	Tenant may, without procuring Landlord’s consent, erect and maintain displays advertising/marketing Tenant’s products and services in the Premises and in the 3rd Floor lobby outside of and adjacent to the Premises and in the area under the roof canopy adjacent to the Premises and facing but not on Main Street, so long as such displays are in conformity with all laws and applicable governmental regulations. Tenant shall indemnify and save and hold harmless Landlord from and against all damage or liability incurred by Landlord as a result of the maintenance by Tenant of any such outside displays.

c)	Within 30 days after the Effective Date, Landlord shall at its expense remove all of the existing signs in or on the Building referring to Wachovia Bank or any of its predecessors in interest. Rent and other charges hereunder shall be abated for any period of delay in Landlord’s removing such signs.

d)	Landlord hereby grants to Tenant the exclusive right to from time to time name and rename the Building and maintain signs on the exterior of the Building (except Landlord may also place signs on the exterior of the Building identifying the street address of the Building and parking locations) and in the 2nd and 3rd Floor Common Areas (except for directories which are for the benefit of all tenants of the Building, including Tenant, and lettering on the entrance door of the “Colonial Florist” space described in paragraph 1(a) above which faces the 3rd Floor Lobby). Accordingly, Tenant may place signs on the exterior of the Building and/or in the Common Areas, at its expense, designating the Building as the “Bank of the James” building, or such other name as Tenant may choose, provided such other name shall be subject to Landlord’s approval as set forth in the first sentence of subparagraph (a) above, unless Tenant’s reason for changing the name of the Building is on account of a change in Tenant’s business name, whether by reason of marketing purposes or due to Tenant’s merger, consolidation, spin-off, reorganization, or sale of substantially all of its assets, in which event prior consent shall not be required. Tenant, its employees and contractors, shall have a non-exclusive easement during the Term to install, access, clean, maintain, repair, remove and replace any signs placed on the Building and/or in the Common Areas by or for Tenant. Upon expiration or termination of this Lease, Tenant shall remove its signs at its sole cost and expense and shall having a continuing license until its signs are removed for itself, its employees and contractors to access the Building for such purpose, provided that such cost and expense shall be borne entirely by Landlord if termination of this Lease is due to Landlord’s default.

e)	Landlord shall obtain Tenant’s prior written consent to any sign, lettering, coloring or advertising matter of any nature (“Signage”) for the “Colonial Florist” space which is visible from the Main Street lobby area of the 3rd Floor or the exterior of the Building before permitting the tenant of such premises to display any such Signage. All approved Signage shall be consistent with the character of a first-class office building. In no event shall Landlord permit the following to be displayed in or about the “Colonial Florist” space: (i) paper signs, stickers, banners, flags, decals or emblems of any nature; (ii) any signs of an offensive or obscene nature, or (iii) going out of business, clearance or other similar signs.

f)	Any and all costs of signage placed by or at the direction of Tenant shall be at Tenant’s expense.

g)	In recognition of Tenant’s concern that once the Building’s name is changed to the “Bank of the James” building other tenants of the Building may mistakenly believe that Tenant is the owner or landlord of the Building, Landlord shall send notice to all existing tenants of the Building of, and include for Tenant’s protection in each lease entered into with other tenants of the Building after the Effective Date, the following disclaimer:

“The undersigned tenant under this lease hereby acknowledges that the Building is owned, operated and managed by persons and/or entities unrelated to the Bank of the James, which is only a tenant of the Building, and all matters with respect to the premises, the Building, or common areas shall be directed to Landlord or its designated management agent and not to Bank of the James.”

27)	Services. Landlord shall throughout the Term furnish the following systems, services and utilities to the Building, the Premises, and the Common Areas, as applicable, in a professional and first-class manner from 6:00 A.M. to 7:00 P.M. Monday through Friday, 6:00 A.M. to 3:00 P.M. Saturday, and 6:00 A.M. to 1:00 P.M. Sunday during the Term, or at all times or other times if, as and when otherwise provided below (“Service Days”):

a)	Heating, Ventilating and Air Conditioning (“HVAC”). Landlord shall provide HVAC during the appropriate seasons as necessary to maintain a comfortable indoor climate in the Premises and the Common Areas of the Building.

b)	Electricity. Landlord shall at all times provide electricity and power through the Building circuits: (i) throughout the Building, including the Common Areas and the Premises, for purposes of lighting, HVAC, fire protection, alarm and any other security systems to be provided by Landlord, elevators, escalators, and any other facilities and systems to be provided by Landlord as set forth in this Lease, and (ii) throughout the Premises for purposes of lighting, operation of office machines, office equipment, electric telephones, computer work stations and related networking hardware, and break room or office kitchen appliances, and other facilities for general offices and banking purposes. However, if Tenant uses electricity for refrigeration (except for break room or office kitchen refrigerators), special lighting apparatus, x-ray equipment, or other special equipment beyond ordinary office or banking purposes not contemplated by the parties at the time this Lease is entered into, Tenant shall reimburse Landlord at the rate paid by Landlord for the added cost to Landlord of any such special use of electricity.

c)	High Speed Internet Access. Landlord shall at all times provide wiring for high speed Internet access to the Premises, but all charges for use of such Internet access shall be paid by Tenant directly to the third party provider. Additionally, Tenant may install its own separate high speed Internet access, including DSL, T-1 and such other data or telecommunications lines, wiring, cabling, equipment and facilities as it may desire to add from time to time.

d)	Elevators and Escalators. Landlord shall at all times provide adequate elevator service (including three (3) passenger elevators and one (1) service elevator) serving the Building, subject to Landlord’s reasonable security regulations. Landlord reserves the right to shut down one (1) elevator at a time for service.

e)	Janitorial. Landlord shall provide to and supply janitorial service and supplies in and about the Building and all Common Areas, including regular cleaning of all common area bathrooms, if any, and all exterior windows, including all exterior glass surfaces; provided, however, Tenant shall be solely responsible for janitorial service and supplies within the Premises as provided in paragraph 28 below. All janitorial service and supplies supplied by Landlord shall be adequate for the purposes for which the Building is used and appropriate for an office building having a first-class reputation.

f)	Building Security. Landlord shall provide adequate building security, including policing of the Common Areas, after business hours and on weekends. Tenant, its employees and contractors, are hereby granted a non-exclusive easement at all times to access all security equipment on the 1st Floor of the Building on an as needed basis, including the right to install separate monitoring and recording equipment on the 1st Floor to monitor Tenant’s floors. If Tenant has installed such equipment, Tenant shall have control over which personnel other than Tenant’s personnel have access to such equipment. Furthermore, Tenant may restrict the surveillance of the Premises by Landlord as it deems necessary or appropriate in its sole discretion.

g)	Landscaping. Landlord shall maintain any landscaped or other outdoor area serving the Building, including all exterior planter boxes serving the Building (e.g., those outside of and adjacent to the 2nd Floor and located on the exterior patio of the 3rd Floor), which services shall include as applicable landscaping, gardening, irrigating, fertilizing and planting and maintaining any irrigation system on an as-needed basis to maintain a first-class, attractive and clean appearance.

h)	Water and Sanitary Sewer. Landlord shall at all times furnish such water as is required for drinking, cleaning, and lavatory purposes and such other purposes ordinary for an office building.

i)	Removal of Snow. Landlord shall provide snow removal so that the drives, parking areas and other Common Areas remain useable during inclement weather.

j)	Removal of Trash, Garbage and Other Refuse. Landlord shall provide removal of trash, garbage and other refuse from receptacles in and about the Common Areas. Tenant shall be responsible for removing such refuse from the Premises, as provided in paragraph 28 below.

k)	Pest Control. Landlord shall engage a certified pest control firm to perform regular (not less frequent than monthly but more frequent if Landlord determines the need therefor) extermination for pests including, but not limited to, roaches, rodents and termites.

l)	Directory. Landlord shall provide a directory in the entrance lobby or lobbies, and listings thereon shall be in accordance with rules and regulations established by Landlord, and Tenant may add its own directory if it needs additional space for listings or desires to have its own directory separate from the Landlord provided directory.

m)	Discontinuance of Service. In the event of the interruption of any of the above mentioned systems, services or utilities lasting for less than or equal to three (3) consecutive Service Days and caused by repairs, replacements, improvements, alterations, strikes, lockouts, accidents, inability of Landlord to procure such services or to obtain fuel or supplies, or other cause or causes beyond the reasonable control of Landlord, such interruption of service shall not be deemed an eviction of Tenant’s possession of the Premises or any part thereof, or render Landlord liable for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, except that if Landlord fails to supply the Premises with a reasonable level of output for any of Landlord’s systems, services or utilities for a period of more than three (3) consecutive Service Days, and if Tenant is thereby reasonably unable to conduct its business in the Premises, such failure shall be a default of Landlord hereunder entitling Tenant to an abatement of Rent for as long as such period continues, in addition to any other remedies Tenant may have under this Lease or applicable law.

n)	Additional Services. Tenant shall reimburse Landlord at the rate paid by Landlord for any services or supplies used by Tenant in addition to the services described above.

28)	Tenant Provided Services. Tenant shall obtain and pay for directly: (a) janitorial service and supplies for the Premises; (b) telephone, cable, and Internet service required by Tenant; (c) any security for the interior of the Premises; and (d) removal of its trash, garbage and other refuse from the Premises.

29)	Default by Tenant.

a)	Events of Default. The occurrence of any of the following events shall constitute a default by Tenant:

i)	failure to pay rent when due where such failure continues for a period of 15 days after Tenant receives written notice thereof from Landlord; or

ii)	unless otherwise provided herein, failure to perform any other provision of this Lease to be performed by Tenant if the failure to perform is not cured within 30 days after Tenant receives written notice thereof from Landlord. If such default cannot reasonably be cured within 30 days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within such 30-day period and diligently and in good faith continues to cure the default until completion, provided the same is capable of being cured by Tenant and is in fact cured within a period of 90 days; or

iii)	the subjection of any right or interest of Tenant in this Lease to attachment, execution or other levy, or to seizure under legal process, if not released within 60 days; or

iv)	the appointment of a receiver, not including receivership pursuant to any Leasehold Mortgage, to take possession of Tenant’s interest in the leasehold estate or of Tenant’s operations on the Premises for any reason, if such receivership is not terminated: dismissed or vacated within 60 days after the appointment of the receiver; or

v)	Tenant shall file a petition in voluntary bankruptcy under the Bankruptcy Code of the United States or any similar law, state or federal, now or hereafter in effect; or

vi)	Tenant shall file an answer admitting insolvency or inability to pay its debts; or

vii)	within 60 days after the filing against Tenant of any involuntary proceedings under such Bankruptcy Code or similar law, such proceedings shall not have been vacated or stayed; or

viii)	a trustee or receiver shall be appointed for Tenant or for all or the major part of Tenant’s property or the Premises, in any involuntary proceeding, or any court shall have taken jurisdiction of all or the major part of Tenant’s property or the Premises in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of Tenant, and such trustee or receiver shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal or otherwise stayed within 60 days; or

ix)	Tenant shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due or shall consent to the appointment of a receiver or trustee or liquidator of all or the major part of its property, or the Premises.

b)	Right to Cure; Landlord’s Remedies. If Tenant shall have failed to cure a default by Tenant after expiration of the applicable time for cure of a particular default, Landlord may, at its election, but without obligation therefor, (i) seek specific performance of any obligation of Tenant, after which Landlord shall retain, and may exercise and enforce, any and all rights which Landlord may have against Tenant as a result of such default, including Landlord’s right to from time to time institute suit to recover from Tenant all overdue Rent and all costs and expenses incurred by Landlord by reason of Tenant’s default, including attorney’s fees, costs of regaining possession and reletting the Premises, broker’s fees, storage fees and repairing and cleaning costs, (ii) from time to time without releasing Tenant in whole or in part from Tenant’s obligation to perform any and all covenants, conditions and agreements to be performed by Tenant hereunder, cure the default at Tenant’s cost, (iii) terminate this Lease by giving Tenant written notice of such termination, (iv) commence eviction proceedings in accordance with the laws of Virginia, and/or (v) exercise any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Any reasonable cost incurred by Landlord in order to cure such a default by Tenant shall be due immediately from Tenant, together with interest. In all events Landlord shall use its best efforts to release the Premises and Tenant’s Improvements for such term at such rental and upon such other terms and conditions as may be reasonably necessary or appropriate to mitigate damages, with the right to make alterations and repairs to the Premises and Tenant’s Improvements. If Landlord is entitled to monies representing all or part of future payments of Rent hereunder, such amounts shall be discounted to current value based upon the interest rate in effect on the date of such award, as determined pursuant to paragraph 36 below.

c)	Notices. Notices given under this paragraph 29 shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time for cure. No such notice shall be deemed a forfeiture or termination of this Lease.

30)	Default by Landlord.

a)	Events of Default. Landlord shall be in default of this Lease if it fails to perform any provision of this Lease that it is obligated to perform and if the failure to perform is not cured within 30 days after written notice of the default has been given by Tenant to Landlord, unless the same is because of a breach of a representation or warranty contained in paragraph 6 above or a covenant or agreement contained in paragraph 35 below, in which event no cure period shall be allowed, or if Tenant, upon paying the Rent reserved in this Lease and performing all other terms, covenants, and conditions of this Lease on Tenant’s part to be performed and observed hereunder, shall be deprived of the right or ability to peaceably and quietly have, hold, and enjoy the Premises during the Term, subject to the terms of this Lease and to any Permitted Title Exceptions. If a default described above for which a cure period is provided cannot reasonably be cured within 30 days, Landlord shall not be in default of this Lease if Landlord commences to cure the default within such 30-day period and diligently and in good faith continues to cure the default until completion, provided the same is capable of being cured by Landlord and is in fact cured within a period of 90 days.

b)	Right to Cure; Tenant’s Remedies. If Landlord shall have failed to cure a default by Landlord after expiration of the applicable time, if any, for cure of a particular default, Tenant may, at its election, but without obligation therefor at any time during the continuance of such default after the expiration of said 30 days notice (i) seek specific performance of any obligation of Landlord, after which Tenant shall retain, and may exercise and enforce, any and all rights which Tenant may have against Landlord as a result of such default, (ii) from time to time without releasing Landlord in whole or in part from Landlord’s obligation to perform any and all covenants, conditions and agreements to be performed by Landlord hereunder, cure the default at Landlord’s cost, (iii) terminate this Lease by giving Landlord written notice of such termination, and/or (iv) exercise any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Any reasonable cost incurred by Tenant in order to cure such a default by Landlord shall be due immediately from Landlord, together with interest. Tenant shall have the right to deduct from the Rent and other charges due hereunder any amounts due from Landlord pursuant to this paragraph 30 if Landlord fails to reimburse Tenant as provided herein.

c)	Notices. Notices given under this paragraph 30 shall specify the alleged default and the applicable Lease provisions, and shall demand that Landlord perform the provisions of this

Lease within the applicable period of time for cure. No such notice shall be deemed a forfeiture or termination of this Lease unless expressly set forth in such notice.

d)	Landlord’s Payment Following Lease Termination. Upon any termination of this Lease by Tenant as permitted under this Lease, in addition to and without limitation of any of Tenant’ s other rights and remedies under this Lease, Landlord shall pay to Tenant in cash, within 10 days after the date of such termination, an amount equal to the product obtained by multiplying (i) the sum of all of Tenant’s hard and soft costs relating to the construction of Tenant’s Improvements by (ii) a fraction, the numerator of which is the number of months from and including the date of such termination through the date of expiration of the Term, including all Option Terms, and the denominator of which is the total number of months included within the Term, including all Option Terms. If Landlord fails to make such reimbursement to Tenant within such 10-day period, the amount so due Tenant from Landlord shall bear interest from the date of termination until paid.

31)	Remedies Cumulative; No Waiver. No remedy herein or otherwise conferred upon or reserved hereunder shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease may be exercised, from time to time, as often as occasion therefor may arise or as may be deemed expedient. No delay or omission by either party to exercise any right or power arising from any breach by the other of any term or condition of this Lease, and no acceptance of full or partial rent during the continuance of any such breach, shall impair any such right or power or shall be construed to be a waiver of any such breach or an acquiescence therein; nor shall the exercise, delay or non-exercise of any such right or remedy impair the rights granted hereunder or be construed as a waiver of such right or remedy or as a waiver, acquiescence in or consent to any further or succeeding breach of the same or any other covenant.

32)	Subordination; Non-Disturbance and Attornment. Landlord understands and agrees that Tenant shall not be required hereafter to subordinate its interest in this Lease to any deed of trust, mortgage or to any other lien, encumbrance, condition, restriction, covenant or agreement affecting the Premises, provided, however, that Tenant hereby agrees to subordinate its interest in this Lease to a deed of trust, or mortgage if the beneficiary and trustee or the mortgagee thereunder executes, causes to be acknowledged and delivers to Tenant a Non-Disturbance and Attornment Agreement with Tenant containing substantially the same information and provisions as, but no less favorable to Tenant than, the information and provisions set forth on Exhibit 7/32. If by virtue of an amendment hereto, operation of law or for any other reason, any mortgagee, trustee or beneficiary under a deed of trust or holder of any other security instrument claims an interest in the Premises prior to that of Tenant, Tenant’s estate hereunder shall be subordinate to the interest of such party only if such party executes, causes to be acknowledged and delivers to Tenant a Non-Disturbance and Attornment Agreement from such party containing substantially the same information as, but no less favorable to Tenant than, the information and provisions set forth on Exhibit 7/32.

33)	Surrender and Holding Over.

a)	Surrender. Upon the expiration or other termination of this Lease, Tenant shall return all keys and quit and surrender to Landlord the Premises, together with Tenant’s Improvements and all other property affixed to the Premises, excluding Tenant’s Moveable Property, which shall remain the property of Tenant, in good order and condition, ordinary wear and tear, casualty and condemnation excepted. Subject to the last sentence of this subparagraph (a), Tenant shall, prior to the expiration or other termination of this Lease, remove all Tenant’s Moveable Property and other property belonging to it which is not affixed to the Premises and failing to do so, Landlord may cause all of said personal property to be removed. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. In the alternative, Landlord may, at its option, treat any and all items not removed by Tenant on or before the date of expiration or other termination of this Lease, other than such items that are not owned by Tenant, as having been relinquished by Tenant and such items shall become the property of Landlord with the same force and effect as if Tenant had never owned or otherwise had any interest in such items. Anything herein to the contrary notwithstanding, Tenant shall not be obligated to remove any safes (whether or not built-in), vaults, night depositories, security deposit box assemblies, ATM machines and equipment, teller stations or any other items of Tenant’s Moveable Property that Tenant may elect to leave in the Premises upon the expiration or other termination of this Lease and Tenant shall not be obligated to reimburse Landlord for the cost of removing said items from the Premises. In the event Tenant does remove its ATM machines and equipment on surrendering the Premises, Tenant shall cover and secure any openings in walls caused by the removal of such machines and equipment.

b)	Holding Over. This Lease shall automatically terminate and be of no further force or effect upon the expiration of the Term, and any holding over by Tenant after such expiration shall not constitute a renewal hereof or provide Tenant with any rights hereunder except that Tenant shall be deemed to be in possession of the Premises on a three-month to three-month tenancy commencing on the first day following the expiration of this Lease and a tenant at sufferance of Landlord. Any such tenancy shall be subject to the terms and conditions herein contained, and the monthly Rent shall be equal to 1/12th of the fixed annual Rent as of the date of expiration of the Term and said tenancy may be terminated at any time upon 30 days written notice by Landlord to Tenant or by Tenant to Landlord. The acceptance of rent under the provisions of this paragraph 33 shall not, however, be construed as a waiver by Landlord of any rights of reentry as set forth in this Lease, or as a renewal hereof.

34)	Notices. Except as otherwise expressly provided in this Lease, all notices required or permitted by any provision of this Lease shall be given in writing, either by personally handing to the party or its agent such written notice or by depositing the same in the United States mail with sufficient postage by certified mail, all charges prepaid, addressed to the party to whom the notice is to be given at the address given in this Lease as stated below or at such other address as may from time to time be given in writing by the parties. Notice shall be deemed to have been made at the time of depositing the letter in the United States mail.

If to Landlord: JAMESVIEW INVESTMENTS LLC 1400 New London Road Forest, Virginia, 24551 c/o The Counts Realty and Auction Group	If to Tenant: BANK OF THE JAMES P.O. Box 1200 Lynchburg, VA 24505-1200 c/o J. Todd Scruggs, Exec. VP and CFO

with a copy to Tenant’s counsel: Eric J. Sorenson, Jr., Esquire Edmunds & Williams, P.C. P.O. Box 958 Lynchburg, VA 24505

35)	Asbestos.

a)	Tenant acknowledges that Landlord has furnished Tenant with a copy of a three ringer binder of information entitled “Asbestos Abatement and O & M Implementation,” dated December 2002 (the “O&M Document”), which includes an asbestos survey report, dated May 2002 (the “Report”), and a document entitled “Asbestos Operations and Maintenance Plan”, dated June 2002 (the “Plan”), all prepared by Environmental Investigations, Inc., and all regarding the presence of asbestos-containing materials (“ACMs”) in, on, under, at, or about the Building, including the Premises, and all the Common Areas. In reliance on the protections afforded Tenant in the following provisions of this paragraph 35 and otherwise in this Lease and Landlord’s representations and warranties in paragraph 6 above, Tenant has accepted the Premises subject to the existence of those ACMs identified in the O&M Document and the Plan which Landlord has not agreed to remove, abate or otherwise remediate prior to Tenant’s occupancy as described in paragraph 6(c) above concerning Landlord’s Work. Tenant will abide by the operating and maintenance recommendations as set forth in the Plan to the extent they relate to Tenant’s use or occupancy of the Premises, and Landlord will abide by those recommendations to the extent they relate to Landlord’s ownership, operation and management of the Building, including the Premises, and all the Common Areas.

b)	If compliance with any present or future federal, state, and/or local governmental laws, rules, regulations, or government orders or directives (including the Clean Air Act, 42 U.S.C. sec. 7401 et seq., the National Emissions Standards for Air Pollutants (“NESHAPS”), the regulations promulgated under any of the foregoing, and the regulations promulgated under the Occupational Safety and Health Act (“OSHA”) at 40 C.F.R. Parts 1910 and 1926)) (collectively, “Asbestos Related Laws”) requires that any remedial or corrective action be taken with respect to asbestos or ACMs in, on, under, at, or about the Building, the Premises, and/or the Common Areas, then Landlord, at its sole cost and expense, shall promptly take all such remedial or corrective action as may be so required by such Asbestos Related Laws. Any and all remedial and corrective work undertaken by or on behalf of Landlord shall be performed in accordance with applicable Asbestos Related Laws and best industry practices.

c)	Landlord shall, at its sole cost and expense, throughout the Term keep in full force and effect an agreement with a competent, professional, technical environmental consulting and oversight services firm (“Environmental Consultant”) mutually acceptable to Landlord and Tenant to implement and regularly update the Plan and to give written assurances to Landlord (and to Tenant with respect to the Premises and the Common Areas adjacent to the Premises) that all recommendations set forth in the Plan are being properly adhered to by Landlord, tenants of the Building, and their respective employees, agents and contractors and that any asbestos removal, abatement and/or remediation will be, is being, and, to the extent completed from time to time, has been accomplished in a competent, safe and effective manner consistent with all applicable Asbestos Related Laws and best industry practices, and in furtherance of the preservation of the value, use and benefit of the Building, including the Premises, and all Common Areas, and all asbestos removal, abatement and/or remediation shall be performed by a competent, professional, asbestos abatement contractor mutually acceptable to Landlord and Tenant. Landlord shall ensure that each consultant and contractor performing asbestos-related work provides Landlord and Tenant proof that it has obtained the necessary licenses and permits to perform such work in Lynchburg, Virginia and that it has obtained comprehensive general liability insurance with a combined single limit of not less than $1,000,000.00, which insurance shall be “true occurrence” insurance with no sunset clause and shall include deletion of exclusion for hazardous materials/asbestos pollution and escape release, and other insurances all with such coverage limits and on such other terms as are satisfactory to both Landlord and

Tenant, and each asbestos abatement contractor shall enter into a form of asbestos abatement agreement on such terms, including waivers of liability and indemnification for Landlord’s and Tenant’s benefit, as are acceptable to Landlord and Tenant. Tenant reserves the right to reject any Environmental Consultant and/or abatement contractor proposed by Landlord, if their respective work is to be conducted in, on, under, at, about or otherwise impacts safe use of the Premises or any Common Areas adjacent to the Premises, and any agreement with an Environmental Consultant with respect to such work shall be subject to termination on an at-will basis by either Landlord or Tenant. Further, Tenant reserves the right to engage, at its sole expense, its own independent environmental consultant at any time to oversee Landlord’s Environmental Consultant and contractors with respect to work conducted in, on, under, at, about or otherwise impacting safe use of the Premises or any Common Areas adjacent to the Premises.

d)	The Plan, as supplemented and amended from time to time, shall provide for a program of training, cleaning, work practices and periodic surveillance and testing to maintain friable and/or non-friable ACMs in good condition, ensure cleanup of asbestos fibers previously released, and prevent further fiber release by minimizing and controlling asbestos disturbance all in conformity with Asbestos Related Laws and best industry practices. Landlord shall, as part of such Plan, instruct its Environmental Consultant to regularly monitor the Building, including the Premises, and all the Common Areas, to inspect and take phase contrast microscopy samples for the presence of asbestos, and all reports and results of laboratory analysis shall be furnished to Tenant at the same time they are provided to Landlord or its agent. The Premises shall be inspected as frequently as the Environmental Consultant deems prudent, but in no event less frequently than the frequency required by applicable Asbestos Related Laws or best industry practices, which ever is more stringent, and in no case less frequently than monthly. Landlord shall authorize and direct the Environmental Consultant to immediately disclose to Tenant and provide copies of all information in its possession, concerning asbestos or ACMs or other hazardous materials in, on, under, at, about or otherwise impacting safe use of the Premises or any Common Areas adjacent to the Premises, as such information becomes available from time to time.

e)	Landlord shall ensure that the Environmental Consultant at all appropriate times in each circumstance reports to Landlord and Tenant as to whether: (i) notice of the asbestos response action should be provided to the proper federal, state and local government authorities; (ii) if such activities are required to be reported, that the reports have been properly and correctly made; (iii) that the response action is being, and, to the extent completed, has been completed in accordance with the most current guidance document and the statutes and regulations above cited; (iv) that the ambient interior concentrations of asbestos are less than or equal to those allowed pursuant to regulations promulgated under NESHAPS and OSHA or other applicable Asbestos Related Laws or best industry practices for re-occupancy of buildings (which currently require ambient air concentrations of asbestos to be less than 0.01 f/cc (fibers per cubic centimeter)), whichever is most stringent; and (v) that all asbestos or ACMs removed or to be removed from the site are to be or have been transported by a licensed or permitted special waste hauler qualified under the Hazardous Materials Transportation Act, was transported in accordance with all necessary permits and applicable regulations and are to be or have been disposed of at a licensed or permitted treatment, storage or disposal facility in compliance with all necessary and appropriate licenses or permits issued or required to be issued for such disposition.

f)	Landlord’s maintenance, repair and replacement obligations under this Lease, as set forth in paragraph 14 above, shall include the obligation to maintain, remove, abate and otherwise remediate, at Landlord’s sole expense, the asbestos and ACMs existing in the Building, including the Premises, and all the Common Areas, in accordance with the recommendations set forth in the O&M Document and the Plan, as each may be amended or supplemented from time to time, and all applicable Asbestos Related Laws and best industry practices.

g)	Tenant agrees to submit to Landlord its plans for any proposed structural alteration of the walls, ceilings or floors of the Premises so that Landlord may instruct its Environmental Consultant to determine whether the alteration will disturb asbestos or ACMs or require removal or abatement of asbestos or ACMs, in which event Landlord shall, at its expense, engage its abatement contractor to comply with the recommendations of such Environmental Consultant in removing, abating and otherwise remediating asbestos and ACMs in connection with such alteration.

h)	Rent and all other charges due under this Lease shall be entirely abated for any period during which Tenant’s business is disrupted by any required cleaning, removal, abatement, enclosure, encapsulation, repair or other remedy of any asbestos or ACMs, except for those instances arising out of any structural alteration to the walls, ceilings or floors of the Premises performed by Tenant after Tenant’s initial fit-out, improvements, and installations.

i)	Notwithstanding anything to the contrary in this Lease, if (i) surveillance and testing of the Building reveal that the Building, the Premises and/or any Common Areas contain(s) asbestos or ACMs which Asbestos Related Laws require Landlord to abate or cure, or (ii) if the ambient interior concentrations of asbestos are more than those allowed pursuant to regulations promulgated under NESHAPS and OSHA or other applicable Asbestos Related Laws or best industry practices for re-occupancy of buildings (which currently require ambient air concentrations of asbestos to be less than 0.01 f/cc (fibers per cubic centimeter)), whichever is most stringent, or (iii) if the presence of asbestos or ACMs in the Building, the Premises, and/or any Common Areas, or compliance with operating and maintenance recommendations of Landlord’s Environmental Consultant or as set forth in the O&M Document and/or the Plan, materially interferes with Tenant’s use of the Premises for the Permitted Uses, then Tenant may immediately terminate this Lease upon written notice to Landlord, in which case Tenant shall be fully released of liability under this Lease and Rent shall be apportioned as of the date of such termination, subject to any abatement in Rent prior to termination provided for under this Lease.

j)	In addition to but not in limitation of any other indemnification obligations under this Lease, Landlord shall indemnify, defend and hold harmless Tenant, its affiliates, subsidiaries, officers, directors, employees, agents and representatives from and against all claims (including claims in the nature of workers’ compensation or claims made by carriers of workers’ compensation insurance), actions, damages, liability and expenses, including reasonable attorneys’ fees, resulting from or arising out of cleaning, removal, abatement, enclosure, encapsulation, repair or other remedy of any asbestos or ACMs, or exposure of any person to asbestos, ACMs, or other hazardous materials in, on, under, at, or about the Building, the Premises, and/or any Common Areas.

36)	Interest. Wherever in this Lease a party is entitled to interest on sums it has expended, such amount shall bear interest from the date of expenditure until the date of repayment at an annual rate equal to 2% above the Prime Rate, but not greater than the highest non-usurious rate then permitted by law. The “Prime Rate” means the prime rate of interest (or base rate) from time to time reported in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States Money Center commercial banks on the first date on which The Wall Street Journal is published in each month. If The Wall Street Journal ceases publication of the Prime Rate, then the “Prime Rate” shall mean the “Prime Rate” or “base rate” announced by Bank of the James (whether or not such rate has actually been charged by Bank of the James). If Bank of the James discontinues the practice of announcing such rate, “Prime Rate” shall mean the highest rate charged by Bank of the James on short-term, unsecured loans to its most creditworthy large corporate borrowers.

37)	Waiver of Landlord’s Lien. Landlord, within 10 days after demand from Tenant, shall execute and deliver any document required by any supplier, lessor or lender in connection with the installation in the Premises and/or Tenant’s Improvements of Tenant’s Moveable Property, pursuant to which document Landlord waives any rights it may have or acquire with respect to that property, if the supplier, lessor or lender agrees in writing that (i) it will remove that property from the Premises within 30 days after the expiration of the Term, but if it does not remove the property within 30 days after the expiration of the Term it shall have waived any rights it may have had to the property; and (ii) it will make whatever restoration to the Premises that is reasonably necessitated by the removal. Anything in this Lease to the contrary not withstanding, Landlord hereby waives its right, if any, to distrain upon or to secure a lien against the inventory, accounts and deposits held by Tenant for Tenant’s nonpayment of Rent or other default under this Lease, or otherwise. The waiver provided for in the preceding sentence is intended to be, and is, automatic and self-operating; provided, however, Landlord agrees that upon Tenant’s request Landlord shall execute such additional instruments as are requested by Tenant to further evidence and confirm the same.

38)	Performance under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for recovery of such sum together with interest. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay plus interest at the rate provided for in this Lease. Neither party which fails to pay “under protest” waives its right to later object to such payment.

39)	Telecommunications Equipment; Mechanical Room. At any time during the Term, Tenant may install, with the prior written consent of Landlord, at Tenant’s sole cost and expense, except for removal, abatement and/or remediation of ACMs, which shall be at Landlord’s sole cost and expense, any telecommunication equipment upon the roof of the Building or in the Premises and may use available chutes, chases, and conduits in the Building to run its lines, wires or cables, all in compliance with all applicable laws, without the payment of any additional rent. Tenant shall have a non-exclusive easement during the Term for it, its employees and contractors, to install, access, clean, maintain, repair and replace, and remove any such telecommunications equipment as Tenant deems necessary from time to time. Likewise, Tenant, its employees and contractors shall have a non-exclusive easement to use the Mechanical Room on the 2nd Floor to install, access, clean, maintain, repair and replace, and remove Tenant’s telecommunications and other equipment, installations and facilities.

40)	ATMs. At any time during the term of the Lease, Tenant may install one or more walk-in ATMs inside and/or outside of the Premises under the roof overhang facing Main Street near the entrance to the Premises in compliance with all applicable laws, without the payment of any additional rent. Tenant shall have a non-exclusive easement during the Term, for it, its employees and contractors, to install, access, clean, maintain, repair and replace, and remove any such ATM machines and facilities as Tenant deems necessary from time to time, and for Tenant’s customers to access and use the same during the Term.

41)	Commissions. Each party hereto represents and warrants to the other that there are no fees, commissions or other payments due for bringing about the execution and delivery of this Lease. If such representation and warranty is breached, each party hereby indemnifies and holds harmless the other of and from each and every claim for fees, commissions or other payments made against such other party, which claim is based on the agreement or undertaking of the indemnifying party.

42)	Governing Law. The terms of this Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

43)	Construction. All provisions hereof are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each paragraph hereof. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, limited liability companies, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed. This Lease has been the subject of extensive negotiations between the parties, and the interpretation hereof shall not be based upon any party being the draftsman hereof.

44)	Entire Agreement. All negotiations, considerations, representations and understandings between the parties are merged herein and may be modified or altered only by an agreement in writing between the parties hereto.

45)	Partial Invalidity. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

46)	Covenants Running with the Premises. This Lease and each and every covenant, agreement, condition and undertaking shall be deemed to be running with the land during the Term of this Lease and shall be binding upon and inure to the benefit of the respective parties hereto, their successors and assigns.

47)	Not a Partnership. Nothing herein contained shall be construed as creating a partnership, joint venture or any other relationship between Landlord and Tenant, other than that of landlord and tenant.

48)	Force Majeure. Neither party will be liable for any delay or failure in the performance of any of its obligations herein when due to labor disputes, inability to obtain materials or services, wars, restrictions by governmental authorities, weather, acts of God, or any other cause not within the control of such party (each a “Force Majeure Event”), provided, that upon the occurrence of any such Force Majeure Event, the party who has been so affected shall immediately give notice to the other party and shall do everything possible to resume performance. If the period of nonperformance exceeds 90 days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may by giving written notice terminate this Lease, and Rent and shall be apportioned as of such termination.

49)	Facilitation. Each party agrees to perform such further acts and to execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Lease and are consistent therewith.

50)	Waiver. No waiver of any of the terms or conditions of this Lease shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

51)	Attorneys’ Fees. If either party hereto brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in such action shall be entitled to reasonable attorneys’ fees and costs of suit.

52)	Authority. Each individual executing this Lease personally warrants and represents that he is authorized to enter into this Lease on behalf of his respective corporation or limited liability company and to bind said entity with respect to any transaction contemplated by or occurring under the provisions of this Lease.

53)	Captions. The captions in this Lease are inserted only for convenience and in no way construe or interpret the provisions hereof or affect their scope or intent.

54)	Parties Bound. This Lease shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

55)	Exhibits and Schedules. The exhibits and schedules attached hereto and initialed by the parties, or incorporated herein by reference, are made a part of this Lease.

56)	Usage. As used in this Lease, the word “including” shall mean including but not limited to.

57)	Landlord’s Good Faith. Whenever pursuant to the terms of this Lease (including paragraphs 13 (Tenant’s Improvements/Alterations), 26 (Signage; Name of Building), and 39 (Telecommunications Equipment)), Tenant is required to obtain Landlord’s consent or approval, Landlord covenants (i) to act in good faith in considering the request, (ii) not to unreasonably withhold, delay or condition its consent or approval, and (iii) to approve or deny Tenant’s request for consent or approval within 10 days of receipt of such request. Any request shall be deemed consented to and approved if such written notice of consent or denial is not received by Tenant within such 10-day period.

58)	Authority of Managing Agent. Tenant acknowledges that Landlord may manage the Property through an agent (the “Managing Agent”) and agrees that Landlord’s agent shall be entitled to the same rights of access to the Premises as Landlord. Such agent shall have full power and authority to deal with Tenant for all matters concerning this Lease and Tenant’s use and possession of the Premises, including the authority to accept Rent for and on behalf of Landlord; to receive, accept and deliver notices under this Lease; and to make modifications to this Lease, including the granting of lease extensions and renewals and making lease amendments. Landlord initially designates The Counts Realty and Auction Group as its Managing Agent, and Landlord agrees to be bound by all actions of such agent. Tenant shall be entitled to rely on the authority of the designated Managing Agent in connection with this Lease and in dealing with this Lease and the Premises. Landlord shall provide Tenant written notice of any removal of such agent and designation of a replacement agent, if any.

59)	Recording; Confidentiality. Tenant shall be entitled to record this Lease or any memorandum or short form hereof, provided that all fees, costs, taxes and expenses in connection with the filing and recording of this Lease or any memorandum or short form hereof shall be the sole obligation of Tenant. Such memorandum shall include such information as is required in order for Tenant to obtain the ALTA Leasehold Owner’s Policy - 1992, or the then current form of an ALTA Leasehold Policy, and such other information as may be reasonably requested by Tenant. Upon the expiration of the Term, at the request of Landlord, Tenant shall execute a quitclaim termination of its leasehold interest to Landlord. Landlord agrees to keep this Lease, and the terms hereof, confidential except to the extent Landlord must disclose this Lease to its legal and tax counsel, or as required by law, or to enforce this Lease, and except to the extent that Tenant shall have publicly disclosed this Lease by recording this Lease or any memorandum or short form hereof. Notwithstanding the foregoing, Landlord may at its risk disclose to third parties that Tenant will occupy the Building, but only after the Effective Date.

60)	Landlord’s Obligation to Lease 821 Commerce Street to Tenant. Landlord shall lease to Tenant the improved parcel of land commonly known as 821 Commerce Street, Lynchburg, Virginia, containing approximately 0.469 acres, located at the corner of Ninth and Commerce Streets in the City of Lynchburg, Virginia, as more particularly shown and described on the plat marked as Exhibit 60 and attached hereto, including the existing drive-in teller facilities, drive-up ATM(s), drive-up night depositories, and walk-up ATM(s), and all parking areas, which parcel is currently designated by the City of Lynchburg as Tax Map Parcel No. 57611165 (the “Drive-in Banking Facility”) and is the same property currently occupied by Wachovia Bank, N.A. pursuant to a Ground Lease between Landlord and Wachovia Bank, N.A. dated July 16, 2003 (“Wachovia Lease”). Landlord shall secure the termination of such Wachovia Lease effective no later than June 1, 2008, time being of the essence, and the term of Tenant’s lease of such Drive-in Banking Facility shall commence on July 1, 2008, time being of the essence, or upon occupancy of Tenant if Landlord makes early possession available to Tenant and Tenant elects to take early occupancy and shall continue for so long as this Lease of the Premises to Tenant is in effect (i.e., the lease of the Drive-in Banking Facility to Tenant shall commence on July 1, 2008 (or occupancy if earlier) and continue uninterrupted until this Lease expires or sooner terminates). The rent for such lease of the Drive-in Banking Facility shall be a flat rate in the amount of $20,000.[00] per Lease Year (payable in monthly installments of $1,666.67) commencing on January 1, 2009, and such rent shall remain constant during the entire term of such lease. Such lease shall otherwise be in substantially the same form and terms as the Wachovia Lease, except where the context requires otherwise, and shall be entered into by the parties separate and apart from this Lease. If Landlord fails to secure the termination of the Wachovia Lease and deliver possession of the Drive-in Banking Facility by July 1, 2008, then Tenant shall be entitled, at its option, to terminate this Lease without liability to Landlord, or to continue its use and possession of the Premises at one-half (1/2) the Rent reserved under this Lease for so long as Landlord fails to deliver such possession, together with all other rights and remedies afforded under this Lease and applicable law.

61)	Survival of Obligations. Any obligations of Tenant or Landlord accruing prior to the expiration or sooner termination of this Lease shall survive the expiration or earlier termination of this Lease, and Tenant and Landlord shall promptly perform all of their respective obligations accruing prior to the expiration or sooner termination of this Lease whether or not this Lease has expired or been terminated.

62)	No Third Party Beneficiaries. The provisions of this Lease are not intended to be for the benefit of, or enforceable by, any person or entity other than Landlord and Tenant, and their respective successors and assigns.

63)	Copies. More than one copy of this Lease may be executed, and the parties agree that each fully executed copy shall be a duplicate original.

[SIGNATURE PAGE TO FOLLOW]

WITNESS the following signatures and seals, all as of the day, month and year first above written.

Landlord:

JAMESVIEW INVESTMENTS LLC

By:	/s/ William C. Bryant, III	(SEAL)
William C. Bryant, III, Managing Member

Tenant:

BANK OF THE JAMES

By:	/s/ J. Todd Scruggs	(SEAL)
J. Todd Scruggs, Exec. VP and CFO

STATE OF VIRGINIA

CITY/COUNTY OF LYNCHBURG

The foregoing lease was acknowledged before me this 16TH day of October, 2003, by William C. Bryant, III, Managing Member of Jamesview Investments LLC, a Virginia limited liability company, on behalf of the company.

My commission expires: 1/31/07

/s/
Notary Public

STATE OF VIRGINIA

CITY/COUNTY OF LYNCHBURG

The foregoing lease was acknowledged before me this 9TH day of October, 2003, by J. Todd Scruggs, Exec. VP and CFO of Bank of The James, a Virginia corporation, on behalf of the corporation.

My commission expires: November 30, 2003

/s/
Notary Public

Exhibit 1(a)(3rd Floor)

FLOOR PLAN OF 3RD FLOOR

Exhibit 1(a)(2nd Floor)

FLOOR PLAN OF 2ND FLOOR

Exhibit 5

PERMITTED TITLE EXCEPTIONS

•	Roof overhang into the right of way of Main Street and roof overhang into the right of way of Ninth Street as shown on the Plat described in the recitals of this Lease.

•	Rights of others in and to the use of the appurtenant easement set out in the description of the Property in the recitals to this Lease.

•	Taxes for the second half of 2003 and subsequent years not yet due and payable.

Exhibit 7/32

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) dated the              day of              20     between                                         , a                                                               whose address is                                                                   (“Lender”), and BANK OF THE JAMES, a Virginia banking corporation, whose address is                                                                   (“Tenant”).

Recitals:

A. Tenant has entered into a Deed of Lease dated             , 20     (the “Lease”) with Jamesview Investments LLC, a Virginia limited liability company (“Landlord”), covering certain premises more fully described in the Lease (the “Premises”), which premises are located on the second and third floors of Landlord’s office building at the corner of Ninth and Main Streets in the Central Business District of downtown Lynchburg having a street address of 828 Main Street, Lynchburg, Virginia 24504 (the “Building”). The Premises and the Building form a part of the real estate currently designated by the City of Lynchburg as Tax Map Parcel No. 57611220 and more particularly described on Schedule A attached hereto and incorporated in this Agreement (the “Property”).

B. Lender has made a loan to Landlord in the sum of $                             secured by a Deed of Trust on Landlord’s interest in the Property (the “Security Instrument”), recorded in the Clerk’s Office of the Circuit Court of the City of Lynchburg Virginia.

C. The Lease requires that Lender agree not to disturb Tenant’s possessory rights in the Premises under the Lease in the event Lender should foreclose the Security Instrument, as provided by this Agreement.

Therefore, in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, promise, covenant and agree as follows:

1. In the event that Lender or any trustee for Lender takes possession of the Property, as mortgagee-in-possession or otherwise, or forecloses the Security Instrument or otherwise causes the Property to be sold pursuant to the Security Instrument, Lender agrees not to affect, terminate or disturb Tenant’s right to quiet enjoyment and possession of the Premises under the terms of the Lease or any of Tenant’s other rights under the Lease in the exercise of Lender’s rights under the Security Instrument so long as no event of default has occurred, which has continued to exist for such period of time (after notice and opportunity to cure, if any, required by the Lease) as would entitle Landlord under the Lease to terminate the Lease.

2. In the event that Lender succeeds to the interest of Landlord under the Lease and/or Landlord’s fee title to the Property, or if anyone else acquires title to or the right to possession of the Property upon the foreclosure of the Security Instrument or by other sale pursuant to the Security Instrument, or upon the sale of the Property by Lender or its successors or assigns or any trustee for Lender after foreclosure or other sale pursuant to the Security Instrument or acquisition of title in lieu thereof or otherwise (each a “Transfer”), the Lease shall continue in full force and effect as a direct lease between Lender or its successors or assigns or the then owner of Landlord’s fee title to the Property after foreclosure or other sale pursuant to the Security Instrument (hereinafter collectively referred to in this paragraph as “Successor Landlord”) and Tenant. Successor Landlord and Tenant shall recognize one another as landlord and tenant, respectively, under the Lease and shall be bound to one another under all of the terms, covenants and conditions of the Lease as of the date and time of the Transfer, and Successor

Landlord shall assume all of the obligations of Landlord under the Lease. Accordingly, from and after such event, Successor Landlord and Tenant shall have the same remedies against each other for the breach of an agreement contained in the Lease as Tenant and Landlord had before Successor Landlord succeeded to the interest of Landlord; provided, however, that Successor Landlord shall not be bound by any rent or additional rent that Tenant might have paid for more than one month in advance to any prior landlord (including Landlord). Successor Landlord shall give credit to Tenant for any security deposit of Tenant’s held by any prior landlord (including Landlord). The foregoing provisions of this Agreement, including without limitation Tenant’s attornment to Successor Landlord, shall be self-operative upon a Transfer of the Property.

3. Tenant hereby agrees (i) not to pay any rent or other sums due or to become due under the Lease more than 30 days in advance of the date on which the same are due or to become due under the Lease; and (ii) upon receipt from Lender of notice of any default by Landlord under the Security Instrument, to pay to Lender directly all rent and other sums due under the Lease.

4. Landlord joins in this Agreement to consent to the terms hereof.

5. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date and year first above written.

Lender:

By:	(SEAL)
Signature

Name of Signer

Title of Signer

Tenant:

BANK OF THE JAMES

By:	(SEAL)
Signature

Name of Signer

Title of Signer

Landlord:

JAMESVIEW INVESTMENTS LLC

By:		(SEAL)
Signature

Name of Signer
Title of Signer

STATE OF VIRGINIA

CITY/COUNTY OF

The foregoing lease was acknowledged before me this              day of             , 2003, by                     ,                      of                 , a                 , on behalf of the                             .

My commission expires:

Notary Public

STATE OF VIRGINIA

CITY/COUNTY OF

The foregoing lease was acknowledged before me this              day of                 , 2003, by                         ,                          of Bank of the James, a Virginia banking corporation, on behalf of the corporation.

My commission expires:

Notary Public

STATE OF VIRGINIA

CITY/COUNTY OF

The foregoing lease was acknowledged before me this              day of             , 2003, by                     ,                      of Jamesview Investments LLC, a Virginia limited liability company, on behalf of the company.

My commission expires:

Notary Public

Schedule A

All that certain lot or parcel of land, together with the building and improvements thereon, situated in the City of Lynchburg, State of Virginia, and more particularly described according to a plat entitled “Plat of Survey Showing: Property of Ninth and Main, Inc., Lynchburg, Virginia,” dated April 6, 1973, by Adrian Overstreet, S.C.S., recorded in the Clerk’s Office of the Circuit Court of the City of Lynchburg, Virginia in Deed Book 479, page 135 (the “Plat”), described as follows:

Beginning at the intersection of the northeast line of Main Street with the northwest line of Ninth Street and running thence with the said line of Main Street N. 31 deg. 00’ W. 143.33 feet to a corner nail; thence N. 59 deg. 28’ E. 165.00 feet to a corner iron; thence S. 31 deg. 00’ E. 143.33 feet to a corner nail in the northwest line of Ninth Street; and thence with the said line of Ninth Street S. 59 deg. 28’ W. 165.00 feet to the point of beginning, together with an easement and right-of-way in common with others having a like right, for use as a service entry or passageway 15 feet in width, and running from Commerce Street over adjacent property now or formerly owned by The Fidelity National Bank, Lynchburg, Virginia, the location of which easement and right-of-way is shown upon the Plat and which easement and right-of-way may from time to time be relocated as determined by said Bank, or its successors in title, such relocations to be at the cost and expense of the said Bank or its successors in title.

Being the same property conveyed to Landlord by deed dated January 2, 2003, from Western Associates III, a Pennsylvania Limited Partnership, recorded in the Clerk’s Office of the Circuit Court of the City of Lynchburg, Virginia on January 21, 2003, as Instrument No. 030000725.

Exhibit 8(a)

PROHIBITED USES

1)	Any use which:

•	is in violation of applicable zoning regulations

•	is a public or private nuisance

•	produces noise or sound that is objectionable due to intermittence, high frequency, shrillness or loudness

•	produces obnoxious odors

•	produces noxious, toxic, caustic, or corrosive fuel or gas

•	produces fire, explosion, or other damaging or dangerous hazard (including storage, display or sale of explosives or fireworks)

•	involves assembling, manufacturing, industrial, distilling, refining, smelting, agriculture or mining on site (but this shall not preclude use as corporate offices for such businesses)

•	includes the sale or exhibition of pornography

2)	Or any:

•	Cash Advance establishment

•	Dry cleaners

•	Living quarters, sleeping apartment, or lodging rooms

•	Warehouse

•	Massage parlor, or the business of “adult” materials, including without limitation, magazines, books, movies, videos and photographs

•	Mortuary, funeral home or crematorium

•	Movie theatre, skating rink, bingo parlor, bowling alley, game room, pool, or billiard parlor or room, game arcade, or amusement center

•	Any lounge, tavern, nightclub, disco, discotheque, dance hall, strip show, or any business offering live entertainment of any kind

•	Any establishment selling alcoholic beverages for on-site or off-site consumption, other than in connection with a restaurant appropriate for inclusion in a first-class office building, such as the former Piedmont Club

•	Pawn shops

•	Flea market

•	Carnival, amusement park, or circus

•	Casino, gaming hall, off-track betting facility, or other gambling operations or facility

•	Gas station or car wash

•	Business selling new or used motor vehicles, trailers or mobile homes

Exhibit 13(a)

PLANS AND/OR DESCRIPTION OF TENANT’S WORK

Tenant’s work is, as of the Effective Date, still under consideration, but the following work is anticipated:

•	Eliminate certain teller stations.

•	Add offices along the exterior wall facing Ninth Street.

•	Install new ceiling tiles.

•	Improve or replace some existing lighting, in addition to lighting replaced by Landlord under paragraph 6(c) of the Lease.

•	Partition 3rd Floor lobby area to make smaller.

•	Add or modify wiring/cabling to accommodate the installation of Tenant’s computer stations, network hardware, fixtures and equipment, including its check cutting machine.

Exhibit 22

RULES AND REGULATIONS GOVERNING LEASE

IN THE BANK OF THE JAMES BUILDING

LYNCHBURG, VA

1.	Tenant shall not make or permit any noise or odor that is objectionable to the public, to other occupants of the building, or to Landlord, to emanate from the premises and shall not create or maintain an nuisance thereon and shall not disturb, solicit or canvass any occupant and shall not do any act tending to injure the reputation of the building or the premises.

2.	Tenant shall not place or permit any radio antenna, loud speakers, sound amplifiers or similar devices on the roof or outside of the building without on each occasion obtaining the Landlords prior written consent.

3.	Supplies, goals, entrances, passages, elevators, vestibules, stairways, corridors and halls must not be obstructed or used for any purpose other than ingress and egress to and from the demised premises.

4.	Supplies, goods, materials, packages, furniture and all such items of every kind are to be delivered at the entrance provided therefore, thru service elevators or dumbwaiters to the tenant, or in such manner as the Landlord or Landlord’s agent may provide and the Landlord or his agent is not responsible for the loss or damage of any such property notwithstanding such loss or damage which may occur thru the carelessness or negligence of the employees of the building.

5.	Tenant shall, upon termination of the lease, or the Tenant’s possession, surrender all keys of the premises to Landlord at the place then fixed for the payment of rent and shall make known to Landlord the explanation of all combination locks on safes and vaults in the premises.

6.	All persons entering or leaving the building between the hours of 6 P.M and 8 A.M., Monday thru Friday, or at any time on Saturdays, Sunday or holidays, may be required to do so under such regulations as Landlord may impose (e.g., entering from a particular entrance and showing a security guard personal identification).

Exhibit 60

PLAT OF DRIVE-IN BANKING FACILITY